As submitted to the Securities and Exchange Commission on April 30, 2025

Registration No. 333-[   ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOTALIGENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	7372	80-0142655
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3651 FAU Blvd., Suite 400

Boca Raton, FL 33431

Tel. (561) 360-3565

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward C. DeFeudis

3651 FAU Blvd., Suite 400

Boca Raton, FL 33431

Tel. (561) 360-3565

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

David L. Ficksman, Esq.

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, CA 90067

(310) 789-1290

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED April ___, 2025

TOTALIGENT, INC.

Up to 100,000,000 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 100,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Totaligent, Inc., a Delaware corporation (“Totaligent” or the “Company”) by Joint Effort Funding, LLC, (the “Selling Stockholder”). The shares being offered by this prospectus consist of shares of common stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time, pursuant to a standby equity purchase agreement we entered into with the Selling Stockholder on April 25, 2025 (the “SEPA”), pursuant to which the Selling Stockholder has committed to purchase from us, at our direction, up to $3,000,000 of Common Stock, subject to terms and conditions specified in the SEPA. As consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of our Common Stock at our election and in our discretion from time to time after the date of the SEPA and prior to the second anniversary of the SEPA, upon the terms and subject to the satisfaction of the conditions set forth in the SEPA, we have issued to the Selling Stockholder 2,500,000 shares of Common Stock pursuant to the terms of the SEPA (the “Commitment Shares”). See “Summary-Overview-Standby Equity Purchase Agreement” and “Description of Securities - SEPA” for a description of the SEPA and “Selling Stockholder” for additional information regarding the Selling Stockholder. As of the date of this prospectus, we have not issued any shares of common stock to the Selling Stockholder pursuant to the SEPA, other than the Commitment Shares.

We will bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholder will pay discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of Common Stock.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the shares of common stock. The Selling Stockholder may offer, sell, or distribute all or a portion of its shares of common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $3,000,000 in aggregate gross proceeds from sales of our common stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time pursuant to the SEPA. The resale of our common stock being offered by the Selling Stockholder pursuant to this prospectus, or the perception that these sales could occur, could result in a decline in the public trading price of our common stock. We provide more information about how the Selling Stockholder may sell or otherwise dispose of the shares of our common stock in the section entitled “Plan of Distribution.” We will bear all costs, expenses, and fees in connection with the registration of the shares of common stock offered hereby. The Selling Stockholder will bear all commissions and discounts, if any, attributable to its sales of the shares of common stock offered hereby.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our common stock by the Selling Stockholder and any discounts, commissions, or concessions received by the Selling Stockholder are deemed to be underwriting discounts and commissions under the Securities Act.

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We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are not currently a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a result of our filing of a Form 15 on April 15, 2018 terminating our obligation to file reports. However, commencing with the filing on October 29, 2024 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, we have been voluntarily filing our Exchange Act reports. Our Common Stock is currently quoted on the OTC Pink Market under the symbol “TGNT.” As of April 29, 2025, the last reported sales price for our Common Stock as quoted on the OTC Pink Market was $0.01285 per share. Quotes of stock trading prices on an over-the-counter marketplace may not be indicative of the market price on a national securities exchange. There is a limited public trading market for our Common Stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2025

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About this Prospectus

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We do not take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

“Totaligent”, “TGNT”, “the Company”, “we”, “us” and “our” refer to Totaligent, Inc., a Delaware corporation, unless the context otherwise requires.

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets, and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our industry and us that involve substantial risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “should,” “will” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus and should not be relied upon.

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The forward-looking statements in this prospectus include statements about:

●	We are in our development stage and have a limited operating history.

●	Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

●	We will need to raise additional capital to support our operations.

●	We anticipate operating losses to continue into the foreseeable future and substantial additional capital may be required that may not be available on acceptable terms.

●	Our future revenue and operating results are unpredictable and may fluctuate significantly.

●	If demand for our products and services does not develop as expected our projected revenues and profits will be affected.

●	If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenues, improve margins and achieve profitability.

●	We may not be able to manage future growth effectively.

●

A failure or breach of our security systems or infrastructure as a result of cyberattacks could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

●	Current market conditions and recessionary pressures in one or more of our markets could impact our ability to grow our business.

●	We will face growing regulatory and compliance requirements which can be costly and time consuming.

●	Intellectual Property may be threatened or become obsolete.

●	Our competitors are well-funded and have large customer bases.

●	Our business could be negatively impacted by changes in the U.S. political environment.

●	Failure to comply with data privacy and security laws and regulations could adversely affect our operating results and business.

●

Our business depends on our customers continued and unimpeded access to the Internet and the development and maintenance of Internet infrastructure. Internet access providers may be able to block, degrade or charge for access to certain of our services, which could lead to additional expenses and the loss of customers.

●	Our business could be affected by new governmental regulations regarding the Internet.

●

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

●

Industry and other market data used in this or other periodic reports that we have filed or will in the future file with the SEC, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

●	It is not possible to predict the actual number of shares we will sell under the SEPA to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

●	Investors who buy shares at different times will likely pay different prices.

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●

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

●	Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

●	We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

●	Raising additional capital may cause dilution to our stockholders or restrict our operations.

●

We may issue additional debt and equity securities, which are senior to our common stock as to distributions and in liquidation, which could materially adversely affect the market price of our common stock.

●

We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies. We are also a voluntary filer.

●

Future sales of substantial amounts of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock, either by us or by our existing stockholders, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

●	Shares eligible for future sale may have adverse effects on our share price.

●

Future sales of additional shares of our Common Stock or securities convertible into shares of our Common Stock may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our Common Stock.

●

Future sales of shares of our Common Stock including pursuant to the standby equity purchase agreement could lower the trading price of our Common Stock, and any additional capital raised by us through the sale of additional equity or convertible debt securities may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our Common Stock.

●	The loss of liquidity could adversely impact a stockholder’s ability to sell Shares.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements. There are undoubtedly risks which are unknown or under appreciated by management which are not listed here or incorporated into our projections and timelines. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements, which speak only as of their dates. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our consolidated financial statements and the accompanying notes included in this prospectus. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Totaligent,” the “Company,” “we,” “us,” and “our” refer to Totaligent, Inc.

Company Overview

Totaligent is a person-based digital marketing platform that allows companies and individuals to use and unlock owned and acquired data to efficiently market their products, services, and brands. By leveraging our platform tools, users can deploy an all-encompassing digital communications strategy.

We offer managed campaigns to publicly traded companies and political candidates. We launched the beta version of our consumer-facing person-based digital marketing platform on March 5, 2025. Our managed campaign business will be the main driver of revenue until the public launch of the consumer platform.

Our white-label programmatic ad platform is directly connected to our own custom Database Management Platform (“DMP”), which allows micro-targeting using data matching, which can be site specific, area specific and/or zip code specific. This platform leverages highly efficient display advertising, as opposed to general search engine keyword advertising. The platform is connected to more than 40 network publishers, giving users a deep network of web portals in all verticals.

Our team is continuously updating the platform to follow the ever-changing advertising rules implemented by Google, LinkedIn, Meta, X and others, regarding advertising crypto, drugs, tobacco, firearms, sex, and political advertising. Our customer outreach tools include email, SMS, and push notification.

•	Email marketing on the Totaligent platform connects to most of the known email marketing Electronic Services Portals (“ESP”).

•	Short Message Service (“SMS”) connects to multiple telecom partners allowing users to choose deliverability and the best price for their messaging needs. We offer long code, short code, and 1-800s.

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Push notification marketing utilizes the Totaligent smart code (cookie), which allows customers to receive push notifications for upcoming news, offers, events, and more, all managed internally on Totaligent’s Push servers.

Individual Totaligent services are currently operational and used for our managed campaign program. Upon the launch of the consumer-facing platform, the full spectrum of our digital communication tools will operate within the same User Interface XML (“UIX”), negating the need for multiple service providers or Customer Relationship Management (“CRM”) tools to perform various individual tasks. Users will be able to harmonize every facet of a digital campaign from a single panel, allowing multichannel marketing and analytics to maximize communication and ROI from the user’s customer and visitor databases.

Industry Overview

Digital Marketing and Programmatic Advertising

The digital marketing industry is experiencing rapid evolution, driven by the convergence of data-driven strategies, advanced technology platforms, and the increasing need for personalized consumer engagement. As businesses and individuals strive to cut through the noise in an oversaturated market, platforms like Totaligent are becoming increasingly critical. Totaligent is a person-based digital marketing platform that enables companies to harness both owned and acquired data to deliver targeted, efficient marketing campaigns. By offering a comprehensive suite of tools, we empower users to deploy all-encompassing digital communication strategies that resonate with their target audiences.

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The Shift Towards Person-Based Marketing

In recent years, the industry has shifted from broad, demographic-based targeting to more precise, person-based marketing. This approach leverages detailed consumer data to deliver personalized experiences across multiple channels. Our platform is designed to meet this demand, providing users with the ability to micro-target audiences using a custom Database Management Platform (DMP). This platform allows for site-specific, area-specific, and zip code-specific targeting, ensuring that marketing efforts reach the most relevant consumers.

Person-based marketing is particularly valuable in today’s landscape, where consumers expect tailored experiences. By connecting directly with more than 40 network publishers, we offer a vast network of web portals across various verticals. This enables users to deliver highly efficient display advertising, which is increasingly favored over traditional keyword-based search engine advertising. We believe that the result will be more effective campaigns and will drive higher engagement and return on investment (ROI).

Managed Campaigns and Revenue Streams

Our business model is currently anchored by our managed campaign services, which cater to publicly traded companies and political candidates. These campaigns, which utilize the platform’s robust micro-targeting capabilities, are a significant revenue driver. The managed campaigns offer clients a full-service solution, leveraging our expertise in navigating the complex and often changing regulations surrounding digital advertising, including those related to sensitive sectors like crypto, drugs, and political advertising.

While we launched the beta version of our consumer-facing platform on March 5, 2025, the managed campaign business will continue to be the primary revenue source. However, the consumer platform represents a significant growth opportunity, as it will allow a broader range of users to access our sophisticated marketing tools. This expansion into the consumer market is expected to diversify our revenue streams and position us for long-term success.

Integration and Automation: The Future of Digital Marketing

One of the key differentiators of our platform is our focus on integration and automation. The platform’s white-label programmatic ad capabilities are seamlessly connected to our DMP, enabling users to manage and optimize campaigns from a single interface. This integration negates the need for multiple service providers or Customer Relationship Management (CRM) tools, streamlining the digital marketing process.

We also offer a comprehensive set of customer outreach tools, including email, SMS, and push notifications. These tools are designed to be easily accessible through the platform’s unified User Interface XML (UIX), allowing users to harmonize their marketing efforts across different channels. The ability to manage multichannel campaigns from a single panel not only enhances efficiency but also maximizes the impact of marketing efforts by providing a cohesive customer experience.

Adapting to Industry Changes

The digital marketing landscape is constantly evolving, with new regulations and platform policies frequently altering the rules of engagement. Our commitment to continuous platform updates ensures that users can navigate these changes with ease. The platform is designed to stay ahead of the curve, adapting to new guidelines from major players like Google, LinkedIn, Meta, and X.

We believe that we are well-positioned to thrive in the dynamic digital marketing industry. By offering a person-based approach to marketing, coupled with powerful integration and automation tools, Totaligent enables users to execute highly effective campaigns that drive meaningful results. As we expand our consumer-facing platform, we believe that we are poised to become a leader in the digital marketing space, providing both businesses and individuals with the tools they need to succeed in an increasingly competitive environment.

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Here are some compelling statistics and forecasts that support the information presented about Totaligent and the digital marketing industry:

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Growth of Digital Marketing: Statista projects the global digital advertising market to reach $790 billion in 2024 and $798.7 billion in 2025. This growth underscores the increasing reliance on digital channels for marketing and highlights the potential market for platforms like Totaligent.

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Shift to Person-Based Marketing: According to Mailmodo, personalized marketing continues to be a critical strategy, with research indicating that such approaches can boost conversion rates by up to 202%. As consumers demand more tailored experiences, the shift towards person-based marketing becomes essential, making Totaligent’s platform, which offers micro-targeting, highly relevant.

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Programmatic Advertising Dominance: In 2024, programmatic advertising continues to dominate the digital advertising landscape in the United States, accounting for approximately 91.3% of digital display ad spending. Total U.S. programmatic digital display ad spending reached $156.82 billion in 2024, reflecting a 15.2% year-over-year growth, according to eMarketer. This trend highlights the importance of programmatic platforms like Totaligent’s, which can efficiently reach targeted audiences

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Email Marketing ROI: For every $1 marketers spend on email marketing, they receive $36 in return, according to Litmus. Totaligent’s integration with known Email Service Providers (ESPs) positions it well to help users capitalize on this effective channel.

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SMS Marketing Growth: According to Data Bridge Market Research, the global SMS marketing market was valued at approximately $8.223 billion in 2022 and is projected to reach $38.442 billion by 2030, growing at a CAGR of 21.26% from 2023 to 2030. Totaligent’s SMS capabilities align with this growing trend, offering users a powerful tool for customer engagement.

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Push Notification Engagement: Push notifications in 2024 maintain high engagement and can achieve up to 40% CTR with optimization strategies like personalization, rich media, and tailored timing, states NotifyVisitors. Totaligent’s smart code for push notifications allows users to tap into this highly engaging channel.

These statistics and forecasts emphasize the relevance and potential of our platform in a rapidly growing and evolving digital marketing landscape.

Market Opportunity

We believe that the market opportunity for Totaligent within the digital marketing industry is substantial, driven by several key factors:

Expanding Digital Advertising Market

According to Cognitive Market Research, the global Digital Ad Spending market size will be USD 621.45 billion in 2024. It will expand at a compound annual growth rate (CAGR) of 9.00% from 2024 to 2031. This expansion underscores the shift of advertising budgets from traditional to digital channels, presenting platforms like Totaligent, which offer advanced targeting and integration tools, with a substantial opportunity to capture a significant share of this burgeoning market.

Rising Demand for Person-Based Marketing

Consumers increasingly expect personalized and relevant content, leading to a heightened demand for person-based marketing strategies. Studies have shown that personalized marketing can boost conversion rates by over 200%. We believe that our platform, which enables micro-targeting based on detailed consumer data, is well-positioned to capitalize on this trend, offering businesses the tools to deliver tailored experiences that meet consumer expectations.

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Growth in Programmatic Advertising

Programmatic advertising continues to dominate the digital display ad market. U.S. programmatic digital display ad spend will total $156.82 billion in 2024, according to a June 2024 eMarketer’s forecast. We believe that our white-label programmatic ad platform, connected to a broad network of publishers, offers a significant opportunity to tap into this market. As more advertisers move towards automated, data-driven ad buying, we believe that our platform can attract a wide range of users seeking efficient and effective advertising solutions.

Opportunities in Email, SMS, and Push Notification Marketing

Email marketing continues to deliver high ROI, while SMS and push notification marketing are experiencing rapid growth. Data Bridge Market Research projects the SMS marketing market will grow at a CAGR of 21.26% during the forecast period of 2023 to 2030. Totaligent’s integrated tools for email, SMS, and push notifications allow users to engage customers across multiple channels, creating a comprehensive marketing solution that meets diverse needs. The ability to offer these services within a single platform enhances the value proposition for businesses seeking to streamline their digital marketing efforts.

Regulatory and Market Adaptation

As digital advertising becomes more regulated, particularly in areas like political advertising, crypto, and other sensitive sectors, platforms that can adapt quickly to these changes will have a competitive advantage. We believe that our commitment to continuously updating its platform to comply with new regulations provides a significant opportunity to attract clients in regulated industries that require compliant marketing solutions.

Expansion into the Consumer Market

We believe that the launch of our consumer-facing platform on March 5, 2025 represents a major growth opportunity. By making our sophisticated marketing tools accessible to a broader audience, including small businesses and individual marketers, we can tap into a vast and underserved segment of the market. We believe that this expansion could significantly diversify revenue streams and drive long-term growth.

Growth and Development Strategy

To capitalize on the substantial market opportunity in digital marketing, we have outlined a comprehensive growth strategy that includes targeted marketing efforts, brand development, and strategic acquisitions. By leveraging our existing strengths in person-based digital marketing and programmatic advertising, we aim to scale our operations, diversify revenue streams, and become a leader in the industry.

1. Marketing Strategy

Channel Partners/Influencers We can expand our reach by building a network of channel partners and influencers within the digital marketing space. Many industries have used influencers to promote brands, and we can develop a similar network of influencers, including digital marketing experts, tech bloggers, and social media personalities. These influencers would promote our platform through content that showcases our unique capabilities, such as micro-targeting and multichannel integration. Influencers would be compensated on a performance basis, creating a scalable and cost-effective marketing model.

Digital Marketing Platform Development We plan to continue to innovate and expand our platform capabilities. By focusing on the development of new features that address the evolving needs of digital marketers, such as enhanced data analytics, AI-driven campaign optimization, and improved user interface design, we hope to attract and retain a growing customer base. We believe that our commitment to staying ahead of regulatory changes will also be a significant differentiator in the market.

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2. Brand Development

We plan to focus on building a strong brand identity as a leading provider of person-based digital marketing solutions. This involves not only expanding our product offerings but also establishing Totaligent as a thought leader in the industry.

Expanding Platform Offerings We plan to continuously enhance our platform by integrating new features that align with market trends, such as AI-driven personalization, enhanced data privacy tools, and cross-channel campaign management. We believe that this will allow us to meet the diverse needs of our customers and stay ahead of competitors.

Strategic Partnerships Aligning with high-profile partners, such as major digital ad networks, data providers, and tech companies, will enhance our brand credibility. These partnerships will also provide additional channels for customer acquisition and brand exposure.

3. Acquisitions Strategy

We intend to pursue strategic acquisitions to accelerate growth, expand our capabilities, and strengthen our market position. This strategy will focus on three key areas:

Existing Digital Marketing Brands We will target emerging digital marketing platforms and agencies that have demonstrated initial market penetration and potential for growth. By acquiring these companies, we can quickly expand our customer base, enhance our service offerings, and increase market share.

Technology Acquisitions To complement our platform, we will seek to acquire innovative technologies that enhance data analytics, customer engagement, and programmatic advertising capabilities. These acquisitions will provide us with additional tools to offer more comprehensive solutions to our clients, driving higher customer satisfaction and loyalty.

Distribution and Data Assets We will explore opportunities to acquire data providers and distribution platforms that can enhance our targeting capabilities. This could include acquiring companies with extensive consumer data or advanced targeting algorithms that can be integrated into our DMP. Additionally, acquiring companies with strong distribution networks will allow us to expand our reach and offer more robust services to our clients.

We aim to capitalize on the expanding digital marketing industry, leveraging our strengths in person-based marketing, programmatic advertising, and multichannel integration. Through targeted marketing efforts, brand development, and strategic acquisitions, we believe that we will be poised to scale our operations, diversify our revenue streams, and solidify our position as a market leader in digital marketing solutions.

Standby Equity Purchase Agreement

On April 25, 2025, we entered into the SEPA with the Selling Stockholder. Pursuant to the SEPA, the Company has the right to sell to the Selling Stockholder up to $3 million of its shares of common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. Sales of the shares of common stock to the Selling Stockholder under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to the Selling Stockholder under the SEPA.

We have filed the registration statement of which this prospectus forms a part with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act the resale by the Selling Stockholder of up to 100,000,000 shares of common stock, consisting of an aggregate amount of 2,500,000 Commitment Shares and up to 97,500,000 shares of common stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time under the SEPA. From time to time at our discretion for the two year period after the date of the SEPA, upon the satisfaction of the conditions to the Selling Stockholder’s purchase obligation set forth in the SEPA, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation to direct the Selling Stockholder to purchase a specified number of shares of common stock (each such sale, an “Advance”) by delivering written notice to the Selling Stockholder (each, an “Advance Notice”). Under the SEPA there is a minimum amount of $25,000 for any advance, and any advance may not exceed the greater of $100,000 or 200% of the average of the daily trading volume of the common stock on the five consecutive trading days immediately preceding an Advance Notice. The per share purchase price for the shares of common stock, if any, that we elect to sell to the Selling Stockholder in an Advance pursuant to the Purchase Agreement will be determined by reference to the volume weighted average price of our common stock (the “VWAP”) and calculated on the basis of 75% of the five-day VWAP prior to the date of the Advance Notice; provided, however, that the Company may establish a minimum acceptable price in certain Advance Notices, as specified in the SEPA, below which it shall not be obligated to make any sales to the Selling Stockholder. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the common stock we may elect to sell to it in any Advance. We will control the timing and amount of any sales of common stock to the Selling Stockholder. Actual sales of shares of our common stock to the Selling Stockholder under the SEPA will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our common stock, and determinations by us as to the appropriate sources of funding for our business and its operations.

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In addition to the satisfaction of the conditions, the Selling Stockholder shall not be obligated to purchase or acquire, and shall not purchase or acquire, any common stock under the SEPA which, when aggregated with all other common stock beneficially owned by the Selling Stockholder and its affiliates, would result in the beneficial ownership by the Selling Stockholder and its affiliates (on an aggregated basis) of a number of shares of common stock exceeding 4.99% of the then outstanding voting power or number of common shares. In addition, in no event shall an Advance exceed the number of common shares registered in respect of the transactions contemplated hereby under the registration statement then in effect.

As consideration for the Selling Stockholder’s commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the SEPA, upon execution of the SEPA, we issued 2,500,000 Commitment Shares to the Selling Stockholder.

The SEPA will automatically terminate on the earliest to occur of (i) 24-month anniversary of the date of the SEPA or (ii) the date on which the Selling Stockholder shall have purchased from us under the Purchase Agreement shares of our common stock for an aggregate gross purchase price of $3,000,000. We have the right to terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to the Selling Stockholder; provided that there are no outstanding Advance Notices. We and the Selling Stockholder may also agree to terminate the SEPA by mutual written consent. Neither we nor the Selling Stockholder may assign or transfer our respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by us or the Selling Stockholder other than by an instrument in writing signed by both parties.

The SEPA contains customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The net proceeds received by the Company under the SEPA will depend on the frequency and prices at which the Company sells its shares of common stock to the Selling Stockholder. The Company expects that any proceeds received from such sales to the Selling Stockholder will be used for working capital and general corporate purposes. The Selling Stockholder has agreed that it and its affiliates will not engage in any short sales of the common stock nor enter into any transaction that establishes a net short position in the common stock during the term of the SEPA.

If and when we elect to issue and sell shares to the Selling Stockholder under the SEPA, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $3,000,000 available to us under the SEPA, depending on market prices for our common stock. If all of the 97,500,000 shares offered by the Selling Stockholder for resale under the registration statement of which this prospectus forms a part were issued and outstanding as of the date hereof (without taking into account the 4.99% Ownership Limitation), such shares would represent approximately 32.2% of the total number of shares of our common stock outstanding as of April 25, 2025 exclusive of the shares of Common Stock issuable pursuant to the conversion of our Series D Convertible Preferred Stock. If we elect to issue and sell more than the 97,500,000 shares offered under this prospectus to the Selling Stockholder, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause substantial additional dilution to our stockholders. The number of shares ultimately offered for resale by the Selling Stockholder is dependent upon the number of shares we may elect to sell to the Selling Stockholder under the SEPA.

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There are substantial risks to our stockholders as a result of the sale and issuance of common stock to the Selling Stockholder under the SEPA. These risks include the potential for substantial dilution and significant declines in our stock price. See the section entitled “Risk Factors-Risks Related to this Offering.” Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease as a result of sales, if any, under the SEPA to the Selling Stockholder, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholder.

The Selling Stockholder is wholly owned by Ben Hansel, a former Director of the Company.

Summary of Risk Factors

As an OTC Pink Market listed Company, we have limited resources with pressing capital requirements as we attempt to ramp up production. We are mindful of the challenges involved in achieving growth without compromising our ability to manage our operating risks and comply with rules and regulations. As we are commercializing a new technology, no one is in a position to know all of the risks, obstacles, and hurdles that the Company will face as it works to commercialize its new technology. Any investment in our securities involves a high degree of risk. We are aware of numerous risks associated with our business, including:

●	We are in our development stage and have a limited operating history.

●	Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

●	We will need to raise additional capital to support our operations.

●	We anticipate operating losses to continue into the foreseeable future and substantial additional capital may be required that may not be available on acceptable terms.

●	Our future revenue and operating results are unpredictable and may fluctuate significantly.

●	If demand for our products and services does not develop as expected our projected revenues and profits will be affected.

●	If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenues, improve margins and achieve profitability.

●	We may not be able to manage future growth effectively.

●

A failure or breach of our security systems or infrastructure as a result of cyberattacks could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

●	Current market conditions and recessionary pressures in one or more of the Company’s markets could impact our ability to grow our business.

●	We will face growing regulatory and compliance requirements which can be costly and time consuming.

●	Intellectual Property may be threatened or become obsolete.

●	Our competitors are well-funded and have large customer bases.

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●	Our business could be negatively impacted by changes in the U.S. political environment.

●	Failure to comply with data privacy and security laws and regulations could adversely affect our operating results and business.

●

Our business depends on our customers continued and unimpeded access to the Internet and the development and maintenance of Internet infrastructure. Internet access providers may be able to block, degrade or charge for access to certain of our services, which could lead to additional expenses and the loss of customers.

●	Our business could be affected by new governmental regulations regarding the Internet.

●

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

●

Industry and other market data used in this or other periodic reports that we have filed or will in the future file with the SEC, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

●	It is not possible to predict the actual number of shares we will sell under the SEPA to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

●	Investors who buy shares at different times will likely pay different prices.

●

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

●	Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

●	We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

●	Raising additional capital may cause dilution to our stockholders or restrict our operations.

●

We may issue additional debt and equity securities, which are senior to our common stock as to distributions and in liquidation, which could materially adversely affect the market price of our common stock.

●

We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies. We are also a voluntary filer.

●

Future sales of substantial amounts of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock, either by us or by our existing stockholders, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

●	Shares eligible for future sale may have adverse effects on our share price.

●

Future sales of additional shares of our Common Stock or securities convertible into shares of our Common Stock may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our Common Stock.

●

Future sales of shares of our Common Stock could lower the trading price of our Common Stock, and any additional capital raised by us through the sale of additional equity including pursuant to the SEPA or convertible debt securities may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our Common Stock.

●	The loss of liquidity could adversely impact a stockholder’s ability to sell Shares.

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Corporate Information

Totaligent, Inc. is a Delaware corporation. Our Common Stock is quoted on the OTC Pink Market under the ticker symbol “TGNT”.

As of April 25, 2025, there are 211,251,063 shares of Common Stock issued and outstanding and 576,562 shares of Series D Preferred Stock, which are convertible into 576,562,000 shares of Common Stock. Edward DeFeudis, our Chief Executive Officer, owns directly and indirectly 139,000 shares of our Series D Preferred Stock and 13,276,086 shares of our Common Stock, which represents in the aggregate 19.33% of the Company’s Capital Stock on a fully diluted basis. (See, “Description of Securities” for additional information about our securities).

Our principal executive office and mailing address is 3651 FAU Blvd., Suite 400 Boca Raton, FL 33431. Our telephone number is (561) 360-3565. Our corporate website is https://www.totaligent.com/. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus and should not be relied upon with respect to this offering.

The Offering

The following Summary contains general information about this offering. The Summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common Stock to be offered by Selling Stockholder

Up to 100,000,000 shares, consisting of (i) 2,500,000 Commitment Shares and (ii) up to 97,500,000 shares of common stock we may elect, in our discretion, to issue and sell to the Selling Stockholder under the SEPA from time to time.

Terms of the Offering	The Selling Stockholder will determine when and how it will dispose of any shares of common stock registered under this prospectus for resale

Common Stock outstanding prior to this offering	211,251,063 shares, exclusive of 576,562 shares of Series D Convertible Preferred Stock which are convertible into an aggregate of 576,562,000 shares of Common Stock

Common Stock outstanding after this offering

311,251,063 shares of common stock, assuming the sale by us of a total of 97,500,000 shares pursuant to SEPA. The actual number of shares issued will vary depending upon the actual sale prices under the SEPA.

Use of proceeds

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholder. However, we may receive up to $3.0 million in aggregate gross proceeds from sales of our shares of Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the SEPA. We expect to use the net proceeds that we receive from sales of our Common Stock to the Selling Stockholder, if any, under the SEPA for working capital and general corporate purposes. See “Use of Proceeds.”

Public Market	Our Common Stock is quoted on the OTC Pink Market under the ticker symbol “TGNT”.

Plan of Distribution

The Selling Stockholder may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. For further information, see “Plan of Distribution” beginning on page 49.

Risk factors

The shares of Common Stock offered hereby involves a high degree of risk. You should read “Risk Factors,” and other information included in this prospectus for a discussion of factors to consider before deciding to invest in our securities.

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus before you decide to buy any Common Stock. Any of the following risks could cause our business, results of operations and financial condition to suffer materially, causing the market price of our shares of Common Stock to decline, in which event you may lose part or all of your investment. Additional risks and uncertainties not currently known to us or that we currently do not deem material may also become important factors that may materially and adversely affect our business.

Risks Relating to Our Financial Position and Capital Needs

We are in our development stage and have a limited operating history.

We are a development-stage enterprise with a limited operating history with no sales, and operating losses since its inception. We will need to continue building our organization and team to competently evaluate and secure business opportunities for the development of sophisticated technologies. As an early-stage business we will likely encounter unforeseen costs, expenses, competition and other problems to which such businesses are often subject. Our likelihood of success will depend on the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we plan to operate. If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

We evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis. For the year ended December 31, 2024, we had a net loss of $947,236, had $1,931,597 in negative working capital, accumulated deficit of $1,807,363 and stockholders’ deficit of $1,737,252. As a result, management has concluded that there is substantial doubt about our ability to continue as a going concern within one year of the date that the accompanying consolidated financial statements are being issued. Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. At December 31, 2024, we had cash of $22,128. Management is currently seeking to raise additional funds, primarily through the issuance of debt or equity securities, and estimates that a significant amount of capital will be necessary over a sustained period of time to advance the development of our business to the point at which it can become commercially viable and self-sustaining. However, there can be no assurances that we will be successful in this regard.

As market conditions present uncertainty as to our ability to secure additional funds, there can be no assurances that we will be able to secure additional financing on acceptable terms, or at all, as and when necessary to continue to conduct operations. A debt financing may contain undue restrictions on our operations and/or liens on our tangible and intangible assets, and an equity financing may cause substantial dilution to our common stockholders. If cash resources are insufficient to satisfy our ongoing cash requirements, we would be required to scale back or discontinue its operations, obtain funds, if available, although there can be no certainty, through strategic alliances that may require us to relinquish rights to its technology, or to discontinue its operations entirely.

The development and expansion of our business in 2025 and thereafter will be dependent on the capital resources available to us. No assurances can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us or adequate to fund the development and expansion of our business to a level that is commercially viable and self-sustaining.

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We will need to raise additional capital to support its operations.

We will need to procure additional financing over time, the amount and timing of which will depend on a number of factors, including the pace of expansion of our opportunities and customer base, the scope of product development to be undertaken by the Company, the need to respond to customer needs for improvement of product offerings, the services offered and development efforts, the cash flow generated by its operations, the extent of losses, if any with respect to matters identified as risk factors herein and the extent of other unanticipated areas or amounts of expenditure. We cannot fully predict the extent to which it will require additional financing. There can be no assurance regarding the availability or terms of additional financing we may be able to procure over time. Any new investor may require that any future debt financing or issuance of preferred equity by us could be senior to the rights of stockholders, and any future issuance of equity could result in the dilution of the value of our shares.

We anticipate operating losses to continue into the foreseeable future and substantial additional capital may be required that may not be available on acceptable terms.

We have negative working capital and have sustained operating losses since inception.  These factors, and the need for additional financing in order for the Company to meet its business plans raises substantial doubt about the Company’s ability to continue as a going concern. Our opinion is not modified with respect to that matter. There is no assurance that we will be able to raise the capital that will be required to sustain operations and execute our business plan, which involves raising capital for acquisitions as well as developing and commercializing technologies.

We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities. Furthermore, any equity or debt financings, if available at all, may be on terms which are not favorable to us (and therefore its shareholders) and, in the case of a new equity offering by the Company, existing shareholders will be diluted unless they purchase their proportionate share of the equity offering. If adequate capital is not available on economically viable terms and conditions, our business, operating results and financial condition may be materially adversely affected.

Our future revenue and operating results are unpredictable and may fluctuate significantly.

It is difficult to accurately forecast our revenues and operating results, and they could fluctuate in the future due to several factors. These factors may include acceptance of our products and services; the amount and timing of operating costs and capital expenditures; competition from other market venues or services that may reduce market share and create pricing pressure; and adverse changes in general economic, industry and regulatory conditions and requirements. Our operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant.

If demand for our products and services does not develop as expected our projected revenues and profits will be affected.

Our future profits are influenced by many factors, including economics, world events and changing customer preferences. We believe that the markets in our product segment will continue to grow, that we will be successful in marketing our products and services in these markets. If our expectations as to the size of these markets and our ability to sell our products and services in this market are not correct, our revenue may not materialize, and our business will be adversely affected.

If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenues, improve margins and achieve profitability.

Our success depends on our ability to acquire and retain new customers and to do so in a cost-effective manner. We must continue to acquire customers in order to increase net revenues, improve margins, and achieve profitability. We intend to make significant investments related to customer acquisition and expect to continue to spend significant amounts to acquire additional customers. We cannot assure you that the net revenues from the new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to deliver a quality shopping experience, or if consumers do not perceive the products we offer to be of high value and quality, we may be unable to acquire or retain customers. If we are unable to acquire or retain customers who purchase products in volumes sufficient to grow our business, we may be unable to generate the scale necessary to achieve operational efficiency. Consequently, our prices may increase or may not decrease to levels sufficient to generate customer interest, our net revenues may decrease, and our margins and profitability may decline or not improve. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

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We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and contributions of our senior management and other key employees, and without these key executives and employees, we may not have the ability to execute our business plans and to identify and pursue new opportunities and innovations. The loss of services of senior management or other key employees could significantly delay or prevent the achievement of our development and strategic objectives. The loss of the services of our senior management or other key employees for any reason could adversely affect our business, financial condition and operating results. We do not presently maintain any key man life insurance policies.

We may not be able to manage future growth effectively.

If our business plans are successful, we may experience significant growth in a short period of time and potential scaling issues. Should we grow rapidly, our financial, management and operating resources may not expand sufficiently to adequately manage our growth. If we are unable to manage our growth, our costs may increase disproportionately, our future revenues may stop growing or decline and we may face dissatisfied customers. Our failure to manage our growth may adversely impact our business and the value of your investment.

A failure or breach of our security systems or infrastructure as a result of cyberattacks could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

Information security risks for technology companies, such as the Company, have significantly increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. These threats may derive from fraud or malice on the part of our employees or third parties or may result from human error or accidental technological failure. These threats include cyberattacks, such as computer viruses, malicious code, phishing attacks or information security breaches.

Our operations will, in part, rely on the secure processing, transmission and storage of confidential proprietary and other information in our computer systems and networks. Our customers will rely on digital technologies, computers, email and messaging systems, software and networks to conduct their operations or to utilize our products or services.

In addition, to access our products and services, our customers will use personal smartphones, tablet computers and other mobile devices that may be beyond our control.

If a cyberattack or other information security breach occurs, it could lead to security breaches of the networks, systems or devices that our customers use to access our products and services which could result in the unauthorized disclosure, release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information (including account data information) or data security compromises. Such events could also cause service interruptions, malfunctions or other failures in the physical infrastructure or operations systems that will support our businesses and customers, as well as the operations of our customers or other third parties. Any actual attacks could lead to damage to our reputation with our customers and other parties and the market, additional costs to the Company (such as repairing systems, adding new personnel or protection technologies or compliance costs), regulatory penalties, financial losses to both us and our customers and partners and the loss of customers and business opportunities. If such attacks are not detected immediately, their effect could be compounded.

Although we will attempt to mitigate these risks, there can be no assurance that we will be immune to these risks and not suffer losses in the future.

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Current market conditions and recessionary pressures in one or more of the Company’s markets could impact the Company’s ability to grow its business.

The U.S. economy faces continued concerns about the systemic impacts of adverse economic conditions such as the U.S. deficit, historically high inflation, volatile energy costs, geopolitical issues, the continued availability and cost of credit, ongoing supply chain disruptions, and unstable financial and real estate markets. Foreign countries, including those in the Euro zone, are affected by similar systemic impacts. Turbulence in the United States and international markets and economic conditions may adversely affect our liquidity and financial condition, and the liquidity and financial condition of the Company’s customers. If these market conditions occur, they may limit the Company’s ability, and the ability of the Company’s customers, to replace maturing liabilities and to access the capital markets to meet liquidity needs, which could have a material adverse effect on our financial condition and results of operations. There is no assurance that our products and services will be accepted in the marketplace. To date, inflationary pressures have not had a material impact on our financial condition and results of operations, and we have not developed any plans or taken any action to mitigate such inflationary pressures. However, there is no assurance the inflationary pressures will not have a material effect on our financial condition and results of operations in the future. If inflationary pressures begin to have a material effect on the Company in the future, we may or may not develop plans to mitigate those pressures.

Risks Related to Government Regulation and Being a Public Company

We will face growing regulatory and compliance requirements which can be costly and time consuming.

New and evolving regulations and compliance standards for cyber security, data protection, privacy, and internal IT controls are often created in response to the tide of cyberattacks and will increasingly impact organizations like our company. Existing regulatory standards require that organizations implement internal controls for user access to applications and data. In addition, data breaches are driving a new wave of regulation, such as the European Union’s General Data Protection Regulation, with stricter enforcement and higher penalties. Regulatory and policy-driven obligations require expensive and time-consuming compliance measures. The fear of non-compliance, failed audits, and material findings has pushed organizations to spend more to ensure they are in compliance, often resulting in costly, one-off implementations to mitigate potential fines or reputational damage. The high costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, has elevated this topic from the IT organization to the executive and board level. We may need to spend additional time and money ensuring we will meet future regulatory requirements.

Intellectual Property may be threatened or become obsolete.

We rely on a combination of trademarks, domain names, and confidential information to protect our proprietary rights. However, these protections may not be sufficient to prevent unauthorized use, infringement, or misappropriation by third parties. Our ability to protect our intellectual property is subject to various uncertainties, including the limitations of legal protections in certain jurisdictions, the possibility of invalidation or challenge to our intellectual property rights, and the risk of competitors developing similar or superior technologies. Failure to protect our intellectual property could result in diminished brand value, loss of competitive advantage, and potential legal disputes, which may require costly litigation and divert management's focus.

Our competitors are well-funded and have large customer bases.

We operate in a competitive market where many of our competitors may have greater financial, technical, and marketing resources, as well as a longer operating history. These competitors may be better positioned to develop and market products more effectively, invest in superior intellectual property protection, or engage in extended legal battles. Their ability to leverage these resources could undermine our market position, reduce our market share, and make it more difficult for us to compete effectively. If we are unable to respond to these competitive pressures, our business, financial condition, and operating results could be materially and adversely affected.

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Our business could be negatively impacted by changes in the U.S. political environment.

There is significant ongoing uncertainty with respect to potential legislation, regulation and government policy at the federal, state and local levels in the United States. Such uncertainty and any material changes in such legislation, regulation and government policy could significantly impact our business as well as the markets in which we compete. Specific legislative and regulatory proposals that might materially impact us include, but are not limited to, changes to liability rules for data privacy regulations ,the tariff system, import and export regulations, income tax regulations and the U.S. federal tax code and public company reporting requirements, immigration policies and enforcement, healthcare law, minimum wage laws, climate and energy policies, foreign trade and relations with foreign governments, and pandemic response. To the extent changes in the political environment have a negative impact on us or on our customers, our markets, our business, results of operation and financial condition could be materially and adversely impacted in the future.

Failure to comply with data privacy and security laws and regulations could adversely affect our operating results and business.

In the ordinary course of our business, we might collect and store in our internal and external data centers, cloud services and networks sensitive data, including our proprietary business information and that of our customers, suppliers and business collaborators, as well as personal information of our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. The number and sophistication of attempted attacks and intrusions that companies have experienced from third parties has increased over the past few years. Despite our security measures, it is impossible for us to eliminate this risk.

A number of U.S. states have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, financial information and other sensitive personal information. For example, all 50 states and several U.S. territories now have data breach laws that require timely notification to affected individuals, and at times regulators, credit reporting agencies and other bodies, if a company has experienced the unauthorized access or acquisition of certain personal information. Other state laws, such as the California Consumer Privacy Act, as amended, or the CCPA, among other things, contain disclosure obligations for businesses that collect personal information about residents in their state and affords those individuals new rights relating to their personal information that may affect our ability to collect and/or use personal information. Effective January 1, 2023, we became subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we became subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws.

Effective December 31, 2024, we became subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data. Meanwhile, several other states and the federal government have considered or are considering privacy laws like the CCPA. We will continue to monitor and assess the impact of these laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.

Outside of the U.S., data protection laws, including the EU General Data Protection Regulation, or the GDPR, also might apply to some of our operations or business collaborators. Legal requirements in these countries relating to the collection, storage, processing and transfer of personal data/information continue to evolve. The GDPR imposes, among other things, data protection requirements that include strict obligations and restrictions on the ability to collect, analyze and transfer EU personal data/information, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances, and possible substantial fines for any violations (including possible fines for certain violations of up to the greater of 20 million Euros or 4% of total company revenue). Other governmental authorities around the world have enacted or are considering similar types of legislative and regulatory proposals concerning data protection.

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Our business depends on our customers continued and unimpeded access to the Internet and the development and maintenance of Internet infrastructure. Internet access providers may be able to block, degrade or charge for access to certain of our services, which could lead to additional expenses and the loss of customers.

Our services depend on the ability of our customers to access the Internet. Currently, this access is provided by companies having significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Some of these providers have the ability to take measures including legal actions, that could degrade, disrupt or increase the cost of user access to certain of our services by restricting or prohibiting the use of their infrastructure to support our services, charging increased fees to our users, or regulating online speech. Such interference could result in a loss of existing users, advertisers and goodwill, could result in increased costs and could impair our ability to attract new users, thereby harming our revenue and growth.

Moreover, the adoption of any laws or regulations adversely affecting the growth, popularity or use of the Internet, including laws impacting Internet neutrality, could decrease the demand for our services and increase our operating costs. The legislative and regulatory landscape regarding the regulation of the Internet and, in particular, Internet neutrality, in the U.S. is subject to uncertainty.

To the extent any laws, regulations or rulings permit Internet service providers to charge some users higher rates than others for the delivery of their content, Internet service providers could attempt to use such law, regulation or ruling to impose higher fees or deliver our content with less speed, reliability or otherwise on a non-neutral basis as compared to other market participants, and our business could be adversely impacted. Internationally, government regulation concerning the Internet, and in particular, network neutrality, may be developing or non-existent. Within such a regulatory environment, we could experience discriminatory or anticompetitive practices impeding both our and our customers’ domestic and international growth, increasing our costs or adversely affecting our business. Additional changes in the legislative and regulatory landscape regarding Internet neutrality, or otherwise regarding the regulation of the Internet, could harm our business, operating results and financial condition.

Our business could be affected by new governmental regulations regarding the Internet.

To date, government regulations have not materially restricted the use of the Internet in most parts of the world. However, the legal and regulatory environment relating to the Internet is uncertain, and governments may impose regulation in the future. New laws may be passed, courts may issue decisions affecting the Internet, existing but previously inapplicable or unenforced laws may be deemed to apply to the Internet or regulatory agencies may begin to more rigorously enforce such formerly unenforced laws, or existing legal safe harbors may be narrowed, both by U.S. federal or state governments and by governments of foreign jurisdictions. The adoption of any new laws or regulations, or the narrowing of any safe harbors, could hinder growth in the use of the Internet and online services generally, and decrease acceptance of the Internet and online services as a means of communications, e-commerce and advertising. In addition, such changes in laws could increase our costs of doing business or prevent us from delivering our services over the Internet or in specific jurisdictions, which could harm our business and our results of operations.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. We have concluded that our disclosure controls and procedures and our internal controls over financial reporting are not effective due to material weaknesses identified in our internal controls over financial reporting. These material weaknesses include the lack of a full-time Chief Financial Officer with accounting expertise, and a lack of a formal review process and ineffective oversight due to the lack of an audit committee comprised of independent directors. Remediating these weaknesses will require the expenditure of capital to hire additional staff and other measures. If we cannot take steps to timely remediate the weaknesses in our internal controls, the market price of our stock could decline if investors and others lose confidence in the reliability of our financial statements. Similarly, we could have difficulty attracting third-party lenders and market-makers in our common stock if such lenders or broker-dealers believe they cannot rely on our financial statements as materially accurate. In addition, we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

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Industry and other market data used in this or other periodic reports that we have filed or will in the future file with the SEC, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

This report includes or refers to periodic reports that we have filed in the past and will file in the future with the SEC and may include or refer to, statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties and surveys and studies that we undertook ourselves regarding the market potential for our current products. Although we believe that such information has been obtained from reliable sources, the sources of such data have not guaranteed the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data. The results of this data represent various methodologies, assumptions, research, analysis, projections, estimates, composition of respondent pool, presentation of data and adjustments, each of which may ultimately prove to be incorrect, and cause actual results and market viability to differ materially from those presented in any such report or other materials.

Our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, any financial institutions with which we enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships but could also include factors involving financial markets or the financial services industry generally.

The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These risks include, but may not be limited to, the following:

●	delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

●	inability to enter into credit facilities or other working capital resources;

●	potential or actual breach of contractual obligations that require us to maintain letters of credit or other credit support arrangements; or

●	termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or other obligations, financial or otherwise, result in breaches of our financial and/or contractual obligations, or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

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Any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our partners, vendors or suppliers, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any partner, vendor or supplier, or the failure of any partner to make payments when due, or any breach or default by a partner, vendor or supplier, or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse impact on our business.

Risks Related to This Offering and Our Common Stock

It is not possible to predict the actual number of shares we will sell under the SEPA to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

On April ___, 2025, we entered into the SEPA with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to $3 million of shares of Common Stock, subject to certain limitations and conditions set forth in the SEPA. The shares of Common Stock that may be issued under the SEPA may be sold by us to the Selling Stockholder at our discretion from time to time for a period of up to two years following the execution of the SEPA or the date on which the Selling Stockholder shall have purchased from us under the SEPA shares of our common stock for an aggregate gross purchase price of $3,000,000, unless the SEPA is earlier terminated.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to the Selling Stockholder under the SEPA. Generally, sales of our Common Stock, if any, to the Selling Stockholder under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some, or none of the shares of our Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the SEPA.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock that we may elect to sell to the Selling Stockholder under the SEPA, if any, will fluctuate based on the market prices of our Common Stock prior to each advance made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Stockholder under the SEPA, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the SEPA, if any.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the SEPA, we will generally have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of Common Stock to the Selling Stockholder pursuant to the SEPA, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some, or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

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Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results, and cash flows.

Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

The stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to operating performance of individual companies, particularly following a public offering of a company with a small public float. There is the potential for rapid and substantial price volatility of our common stock. Broad market factors may seriously harm the market price of our common stock, regardless of our actual or expected operating performance and financial condition or prospects, which may make it difficult for investors to assess the rapidly changing value of our common stock. Additionally, the price and volume of our common stock may fluctuate significantly as a result of the following factors:

●	quarterly variations in our operating results compared to market expectations;

●	adverse publicity about us, the industries we participate in or individual scandals;

●	announcements of new offerings or significant price reductions by us or our competitors;

●	fluctuations in stock market prices and volumes;

●	changes in senior management or key personnel;

●	changes in financial estimates by securities analysts;

●	the market’s reaction to our reduced disclosure as a result of being an “emerging growth company” under the JOBS Act;

●	negative earnings or other announcements by us or our competitors;

●	defaults on indebtedness, incurrence of additional indebtedness, or issuances of additional capital stock;

●	global economic, legal and regulatory factors unrelated to our performance; and

●	the other factors listed in this “Risk Factors” section.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our common stock or publishes inaccurate or unfavorable research about our business, the market price for our common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.

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We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date, and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Raising additional capital may cause dilution to our stockholders or restrict our operations.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity and/or debt financing and collaborations, licensing agreements or other strategic arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, including pursuant to the SEPA, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a stockholder.

To the extent that we raise additional capital through debt financing, it would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness. In addition, debt financing may involve agreements that include restrictive covenants that impose operating restrictions, such as restrictions on the incurrence of additional debt, the making of certain capital expenditures or the declaration of dividends.

We may issue additional debt and equity securities, which are senior to our common stock as to distributions and in liquidation, which could materially adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distribution to our stockholders. In addition, any additional preferred stock, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your common stock and diluting your interest in our company.

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We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●

had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●

in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●

in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

Future sales of substantial amounts of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock, either by us or by our existing stockholders, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

Future sales in the public market of shares of our common stock, including as a result of the SEPA, or securities convertible into or exchangeable or exercisable for shares of common stock, shares held by our existing stockholders or shares issued upon exercise of our outstanding stock options or warrants, or the perception by the market that these sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional capital.

Shares eligible for future sale may have adverse effects on our share price.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

Future sales of additional shares of our Common Stock or securities convertible into shares of our Common Stock may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our Common Stock.

We may issue additional shares of our Common Stock or securities convertible into our Common Stock in the future pursuant to current or future employee stock incentive plans, employee stock grants, or in connection with future acquisitions or financings. We cannot predict the size of any such future issuances or the effect, if any, that any such future issuances will have on the trading price of our Common Stock. Any such future issuances of shares of our Common Stock or securities convertible into Common Stock may have a dilutive effect on the holders of our Common Stock and could have a material negative effect on the trading price of our Common Stock.

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Future sales of shares of our Common Stock could lower the trading price of our Common Stock, and any additional capital raised by us through the sale of additional equity or convertible debt securities may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our Common Stock.

We may issue additional shares of Common Stock or other securities in primary offerings and the selling stockholders including the Selling Stockholder may resell shares of our Common Stock in subsequent secondary offerings. We cannot predict the size of additional issuances or future resales of shares of our Common Stock or convertible securities, the offering price in any such issuance or resale or the effect, if any, that additional issuances or future resales will have on the trading price of our Common Stock. Additional issuances and resales of substantial amounts of our Common Stock or convertible securities, or the perception that such additional issuances or resales could occur, may adversely affect prevailing trading prices for our Common Stock.

The loss of liquidity could adversely impact a Shareholder’s ability to sell Shares.

The Shares are listed for trading on the OTC Pink Market under the market symbol “TGNT.” The Company’s stock is thinly traded. Any reduction in the volume of shares traded could result in the loss of liquidity. Such loss of liquidity could limit the ability for the Company to raise additional capital to fund the operations and impact the Shareholders ability to sell shares. There is no guarantee that our stock will continue to be listed on the OTC Pink Market. If we were delisted from the OTC Pink Market there would be a loss of liquidity that would significantly impact our shareholders and their ability to liquidate their investment.

USE OF PROCEEDS

All shares of Common Stock offered by this prospectus are being registered for resale by the Selling Stockholder and will be sold by the Selling Stockholder for its account. We will not receive any of the proceeds from the sale of these securities. However, we may receive up to $3.0 million aggregate gross proceeds from any sales we make to the Selling Stockholder pursuant to the SEPA. The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell Common Stock to the Selling Stockholder after the date of this prospectus. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the SEPA for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

The Selling Stockholder will bear all commissions and discounts, if any, attributable to the resale of the shares of Common Stock.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock trades on the OTC Pink Market system under the symbol “TGNT.” Our CUSIP number is 02012P106.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our Board, subject to applicable laws and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions, and capital requirements. Our future ability to pay cash dividends on our capital stock may also be limited by the terms of any debt instruments or preferred securities issued in the future.

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BUSINESS

Overview

We are a technology company, with our headquarters located in Boca Raton, Florida. We provide person-based digital marketing for companies and individuals to use and unlock owned and acquired data to efficiently market their products, services, and brands. We launched a public version of our integrated digital marketing platform in the first quarter of 2025 that democratizes the use of first-, second-, and third-party data.

Corporate History

We were incorporated on June 24, 1988, under the laws of the State of Delaware under the name Windsor Capital Corp.

In February 2008, we launched an online peer-to-peer lending service as a result of our acquisition of all right, title and interest in and to www.swapadebt.com.

On May 15, 2009, the Board of Directors authorized the change of the Company’s name from Swap-A-Debt, Inc. to WikiLoan Inc.

On February 10, 2012, we acquired all of the outstanding equity of WikiPay, Inc., a peer-to-peer money transfer service, and on March 13, 2012, we changed the name of the Company from WikiLoan, Inc. to The Wiki Group, Inc.

On March 21, 2013, we changed our name to Source Financial, Inc. in anticipation of acquiring Moneytech Limited, an Australian Corporation, to offer a range of innovative financial products and services to businesses and consumers in the United States and Australia.

On June 30, 2013, we acquired 100% of the outstanding shares of Moneytech Limited, pursuant to a Share Exchange Agreement. Prior to the exchange, we created a subsidiary to house the original business WikiLoan and WikiPay under a subsidiary named Wikitechonogies, Inc. Source Financial operated through its principal subsidiaries, Moneytech USA, Moneytech Australia, and WikiTechnologies.

On June 30, 2016, we executed a Share Exchange Agreement with Moneytech Group Pty Ltd., an Australian Corporation to spin-out the Company’s Moneytech entities. Simultaneously, we executed a Share Exchange with Venture Track, Inc., a Delaware corporation, which became a wholly owned subsidiary of the Company.

On January 24, 2017, the Company, CSES Group, Inc. and CSES Acquisition, Inc. executed an Agreement and Plan of Merger, and on April 27, 2021, CSES became a wholly owned subsidiary of the Company Merger Sub. On April 21, 2017, we changed our name to Alltemp, Inc.

On April 16, 2018, we filed a Form 15 to suspend our duty to file reports under Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

On December 3, 2021, we executed a merger with Digi Messaging & Advertising Inc. through a share exchange. Immediately following the merger, we spun out our subsidiary, CSES Group, Inc., which owned all rights, title and interest in our refrigerant technology.

Our common stock was traded on the OTCQB operated by the OTC Markets under the symbol “LTMP” through May 20, 2018 and on the OTC Pink Market thereafter. On July 21, 2022, the Company changed its name to Totaligent, Inc., and currently trades under the symbol “TGNT” as of August 1, 2022.

OUR BUSINESS

Company Overview

Totaligent is a person-based digital marketing platform that allows companies and individuals to use and unlock owned and acquired data to efficiently market their products, services, and brands. By leveraging Totaligent’s platform tools, users can deploy an all-encompassing digital communications strategy.

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We offer managed campaigns to publicly traded companies and political candidates. We launched the beta version of our consumer-facing person-based digital marketing platform on March 5, 2025. Our managed campaign business will be the main driver of revenue until the public launch of the consumer platform.

Totaligent’s white-label programmatic ad platform is directly connected to our own custom Database Management Platform (“DMP”), which allows micro-targeting using data matching, which can be site specific, area specific and/or zip code specific. This platform leverages highly efficient display advertising, as opposed to general search engine keyword advertising. The platform is connected to more than 40 network publishers, giving users a deep network of web portals in all verticals.

Our team is continuously updating the platform to follow the ever-changing advertising rules implemented by Google, LinkedIn, Meta, X and others, regarding advertising crypto, drugs, tobacco, firearms, sex, and political advertising. Our customer outreach tools include email, SMS, and push notification.

•	Email marketing on the Totaligent platform connects to most of the known email marketing Electronic Services Portals (“ESP”).

•	Short Message Service (“SMS”) connects to multiple telecom partners allowing users to choose deliverability and the best price for their messaging needs. We offer long code, short code, and 1-800s.

•

Push notification marketing utilizes the Totaligent smart code (cookie), which allows customers to receive push notifications for upcoming news, offers, events, and more, all managed internally on Totaligent’s Push servers.

Individual Totaligent services are currently operational and used for our managed campaign program. Upon the launch of the consumer-facing platform, the full spectrum of our digital communication tools will operate within the same User Interface XML (“UIX”), negating the need for multiple service providers or Customer Relationship Management (“CRM”) tools to perform various individual tasks. Users will be able to harmonize every facet of a digital campaign from a single panel, allowing multichannel marketing and analytics to maximize communication and ROI from the user’s customer and visitor databases.

Industry Overview

Digital Marketing and Programmatic Advertising

The digital marketing industry is experiencing rapid evolution, driven by the convergence of data-driven strategies, advanced technology platforms, and the increasing need for personalized consumer engagement. As businesses and individuals strive to cut through the noise in an oversaturated market, platforms like Totaligent are becoming increasingly critical. Totaligent is a person-based digital marketing platform that enables companies to harness both owned and acquired data to deliver targeted, efficient marketing campaigns. By offering a comprehensive suite of tools, we empower users to deploy all-encompassing digital communication strategies that resonate with their target audiences.

The Shift Towards Person-Based Marketing

In recent years, the industry has shifted from broad, demographic-based targeting to more precise, person-based marketing. This approach leverages detailed consumer data to deliver personalized experiences across multiple channels. Our platform is designed to meet this demand, providing users with the ability to micro-target audiences using a custom Database Management Platform (DMP). This platform allows for site-specific, area-specific, and zip code-specific targeting, ensuring that marketing efforts reach the most relevant consumers.

Person-based marketing is particularly valuable in today’s landscape, where consumers expect tailored experiences. By connecting directly with more than 40 network publishers, we offer a vast network of web portals across various verticals. This enables users to deliver highly efficient display advertising, which is increasingly favored over traditional keyword-based search engine advertising. We believe that the result will be more effective campaigns and will drive higher engagement and return on investment (ROI).

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Managed Campaigns and Revenue Streams

Our business model is currently anchored by our managed campaign services, which cater to publicly traded companies and political candidates. These campaigns, which utilize the platform’s robust micro-targeting capabilities, are a significant revenue driver. The managed campaigns offer clients a full-service solution, leveraging our expertise in navigating the complex and often changing regulations surrounding digital advertising, including those related to sensitive sectors like crypto, drugs, and political advertising.

While we launched the beta version of our consumer-facing platform on March 5, 2025, the managed campaign business will continue to be the primary revenue source. However, the consumer platform represents a significant growth opportunity, as it will allow a broader range of users to access our sophisticated marketing tools. This expansion into the consumer market is expected to diversify our revenue streams and position us for long-term success.

Integration and Automation: The Future of Digital Marketing

One of the key differentiators of our platform is our focus on integration and automation. The platform’s white-label programmatic ad capabilities are seamlessly connected to our DMP, enabling users to manage and optimize campaigns from a single interface. This integration negates the need for multiple service providers or Customer Relationship Management (CRM) tools, streamlining the digital marketing process.

We also offer a comprehensive set of customer outreach tools, including email, SMS, and push notifications. These tools are designed to be easily accessible through the platform’s unified User Interface XML (UIX), allowing users to harmonize their marketing efforts across different channels. The ability to manage multichannel campaigns from a single panel not only enhances efficiency but also maximizes the impact of marketing efforts by providing a cohesive customer experience.

Adapting to Industry Changes

The digital marketing landscape is constantly evolving, with new regulations and platform policies frequently altering the rules of engagement. Our commitment to continuous platform updates ensures that users can navigate these changes with ease. The platform is designed to stay ahead of the curve, adapting to new guidelines from major players like Google, LinkedIn, Meta, and X.

We believe that we are well-positioned to thrive in the dynamic digital marketing industry. By offering a person-based approach to marketing, coupled with powerful integration and automation tools, Totaligent enables users to execute highly effective campaigns that drive meaningful results. As we expand our consumer-facing platform, we believe that we are poised to become a leader in the digital marketing space, providing both businesses and individuals with the tools they need to succeed in an increasingly competitive environment.

Here are some compelling statistics and forecasts that support the information presented about Totaligent and the digital marketing industry:

1.

Growth of Digital Marketing: Statista projects the global digital advertising market to reach $790 billion in 2024 and $798.7 billion in 2025. This growth underscores the increasing reliance on digital channels for marketing and highlights the potential market for platforms like Totaligent.

2.

Shift to Person-Based Marketing: According to Mailmodo, personalized marketing continues to be a critical strategy, with research indicating that such approaches can boost conversion rates by up to 202%. As consumers demand more tailored experiences, the shift towards person-based marketing becomes essential, making Totaligent’s platform, which offers micro-targeting, highly relevant.

3.

Programmatic Advertising Dominance: In 2024, programmatic advertising continues to dominate the digital advertising landscape in the United States, accounting for approximately 91.3% of digital display ad spending. Total U.S. programmatic digital display ad spending reached $156.82 billion in 2024, reflecting a 15.2% year-over-year growth, according to eMarketer. This trend highlights the importance of programmatic platforms like Totaligent’s, which can efficiently reach targeted audiences

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4.

Email Marketing ROI: For every $1 marketers spend on email marketing, they receive $36 in return, according to Litmus. Totaligent’s integration with known Email Service Providers (ESPs) positions it well to help users capitalize on this effective channel.

5.

SMS Marketing Growth: According to Data Bridge Market Research, the global SMS marketing market was valued at approximately $8.223 billion in 2022 and is projected to reach $38.442 billion by 2030, growing at a CAGR of 21.26% from 2023 to 2030. Totaligent’s SMS capabilities align with this growing trend, offering users a powerful tool for customer engagement.

6.

Push Notification Engagement: Push notifications in 2024 maintain high engagement and can achieve up to 40% CTR with optimization strategies like personalization, rich media, and tailored timing, states NotifyVisitors. Totaligent’s smart code for push notifications allows users to tap into this highly engaging channel.

These statistics and forecasts emphasize the relevance and potential of our platform in a rapidly growing and evolving digital marketing landscape.

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Market Opportunity

We believe that the market opportunity for Totaligent within the digital marketing industry is substantial, driven by several key factors:

Expanding Digital Advertising Market

According to Cognitive Market Research, the global Digital Ad Spending market size will be USD 621.45 billion in 2024. It will expand at a compound annual growth rate (CAGR) of 9.00% from 2024 to 2031. This expansion underscores the shift of advertising budgets from traditional to digital channels, presenting platforms like Totaligent, which offer advanced targeting and integration tools, with a substantial opportunity to capture a significant share of this burgeoning market.

Rising Demand for Person-Based Marketing

Consumers increasingly expect personalized and relevant content, leading to a heightened demand for person-based marketing strategies. Studies have shown that personalized marketing can boost conversion rates by over 200%. We believe that our platform, which enables micro-targeting based on detailed consumer data, is well-positioned to capitalize on this trend, offering businesses the tools to deliver tailored experiences that meet consumer expectations.

Growth in Programmatic Advertising

Programmatic advertising continues to dominate the digital display ad market. U.S. programmatic digital display ad spend will total $156.82 billion in 2024, according to a June 2024 eMarketer’s forecast. We believe that our white-label programmatic ad platform, connected to a broad network of publishers, offers a significant opportunity to tap into this market. As more advertisers move towards automated, data-driven ad buying, we believe that our platform can attract a wide range of users seeking efficient and effective advertising solutions.

Opportunities in Email, SMS, and Push Notification Marketing

Email marketing continues to deliver high ROI, while SMS and push notification marketing are experiencing rapid growth. Data Bridge Market Research projects the SMS marketing market will grow at a CAGR of 21.26% during the forecast period of 2023 to 2030. Totaligent’s integrated tools for email, SMS, and push notifications allow users to engage customers across multiple channels, creating a comprehensive marketing solution that meets diverse needs. The ability to offer these services within a single platform enhances the value proposition for businesses seeking to streamline their digital marketing efforts.

Regulatory and Market Adaptation

As digital advertising becomes more regulated, particularly in areas like political advertising, crypto, and other sensitive sectors, platforms that can adapt quickly to these changes will have a competitive advantage. We believe that our commitment to continuously updating its platform to comply with new regulations provides a significant opportunity to attract clients in regulated industries that require compliant marketing solutions.

Expansion into the Consumer Market

We believe that the launch of our consumer-facing platform on March 5, 2025 represents a major growth opportunity. By making our sophisticated marketing tools accessible to a broader audience, including small businesses and individual marketers, we can tap into a vast and underserved segment of the market. We believe that this expansion could significantly diversify revenue streams and drive long-term growth.

Growth and Development Strategy

To capitalize on the substantial market opportunity in digital marketing, we have outlined a comprehensive growth strategy that includes targeted marketing efforts, brand development, and strategic acquisitions. By leveraging our existing strengths in person-based digital marketing and programmatic advertising, we aim to scale our operations, diversify revenue streams, and become a leader in the industry.

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1. Marketing Strategy

Channel Partners/Influencers We can expand our reach by building a network of channel partners and influencers within the digital marketing space. Many industries have used influencers to promote brands, and we can develop a similar network of influencers, including digital marketing experts, tech bloggers, and social media personalities. These influencers would promote our platform through content that showcases our unique capabilities, such as micro-targeting and multichannel integration. Influencers would be compensated on a performance basis, creating a scalable and cost-effective marketing model.

Digital Marketing Platform Development We will continue to innovate and expand our platform capabilities. By focusing on the development of new features that address the evolving needs of digital marketers, such as enhanced data analytics, AI-driven campaign optimization, and improved user interface design, we hope to attract and retain a growing customer base. We believe that our commitment to staying ahead of regulatory changes will also be a significant differentiator in the market.

2. Brand Development

We will focus on building a strong brand identity as a leading provider of person-based digital marketing solutions. This involves not only expanding our product offerings but also establishing ourself as a thought leader in the industry.

Expanding Platform Offerings We plan to continuously enhance our platform by integrating new features that align with market trends, such as AI-driven personalization, enhanced data privacy tools, and cross-channel campaign management. We believe that this will allow us to meet the diverse needs of our customers and stay ahead of competitors.

Strategic Partnerships Aligning with high-profile partners, such as major digital ad networks, data providers, and tech companies, will enhance our brand credibility. These partnerships will also provide additional channels for customer acquisition and brand exposure.

3. Acquisitions Strategy

We intend to pursue strategic acquisitions to accelerate growth, expand our capabilities, and strengthen our market position. This strategy will focus on three key areas:

Existing Digital Marketing Brands We will target emerging digital marketing platforms and agencies that have demonstrated initial market penetration and potential for growth. By acquiring these companies, we can quickly expand our customer base, enhance our service offerings, and increase market share.

Technology Acquisitions To complement our platform, we will seek to acquire innovative technologies that enhance data analytics, customer engagement, and programmatic advertising capabilities. These acquisitions will provide us with additional tools to offer more comprehensive solutions to our clients, driving higher customer satisfaction and loyalty.

Distribution and Data Assets We will explore opportunities to acquire data providers and distribution platforms that can enhance our targeting capabilities. This could include acquiring companies with extensive consumer data or advanced targeting algorithms that can be integrated into our DMP. Additionally, acquiring companies with strong distribution networks will allow us to expand our reach and offer more robust services to our clients.

We aim to capitalize on the expanding digital marketing industry, leveraging our strengths in person-based marketing, programmatic advertising, and multichannel integration. Through targeted marketing efforts, brand development, and strategic acquisitions, we believe that we will be poised to scale our operations, diversify our revenue streams, and solidify our position as a market leader in digital marketing solutions.

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Competition

We are in a highly-competitive space, dominated by well-known players like ActiveCampaign, known for its robust automation capabilities, Klavivo, featuring over 300 integrations and supporting various automation and personalization features, HubSpot, known for its comprehensive suite of CRM, marketing, sales, and service tools, and Gladly, which consolidates customer interactions across channels like email, chat, and social media into one unified platform.

Intellectual property

Our intellectual property is grounded in our ownership of domain names, confidential business information, and tactics. These assets form the core of our competitive advantage, safeguarding the brand’s identity and proprietary knowledge. By leveraging domain names, confidential information and tactics, we preserve our unique business strategies and innovations. We believe that these intellectual properties collectively reinforce our market presence and will contribute to our long-term success.

Government Regulation

The Internet

We are subject to several laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. The way existing laws and regulations will be applied to the Internet and how they will relate to our business are often unclear. For example, we often cannot be certain how existing laws will apply in the e-commerce and online context, including with respect to such topics as privacy, defamation, pricing, credit card fraud, advertising, taxation, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement.

Numerous laws and regulatory schemes have been adopted at the national and state level in the United States, and in some cases internationally, that have a direct impact on our business and operations. For example:

The Credit Card Accountability Responsibility and Disclosure Act of 2009, or CARD Act, and similar laws and regulations adopted by several states regulate credit card and gift certificate use fairness, including expiration dates and fees. Our business also requires that we comply with payment card industry data security and other standards. We are subject to payment card association operating rules, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, or if our data security systems are breached or compromised, we may be liable for card issuing banks’ costs, subject to fines and higher transaction fees, and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers, or facilitate other types of online payments, and our business and results of operations could be adversely affected.

The Digital Millennium Copyright Act (DMCA) provides relief for claims of circumvention of copyright protected technologies and includes a safe harbor intended to reduce the liability of online service providers for hosting, listing, or linking to third-party content that infringes copyrights of others.

The California Consumer Privacy Act (CCPA), which went into effect on January 1, 2020, provides consumers the right to know what personal data companies collect, how it is used, and the right to access, delete, and opt out of the sale of their personal information to third parties. It also expands the definition of personal information and gives consumers increased privacy rights and protections for that information. The CCPA also includes special requirements for California consumers under the age of 16. In addition, the European Union and United Kingdom have adopted the General Data Protection Regulation (GDPR), which likewise impose significant data protection obligations on enterprises, including limitations on data uses and constraints on certain uses of sensitive data. Effective January 1, 2023, we became subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we became subject to the Colorado Privacy Act and the Connecticut Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2024, we also became subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data.

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PROPERTY

We rent Class A shared office space in Boca Raton, Florida on a month-to-month basis

EMPLOYEES

We currently have 7 employees.

LEGAL PROCEEDINGS

We are currently not subject to any legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. You should specifically consider the various risk factors identified in this Prospectus that could cause actual results to differ materially from those anticipated in these forward-looking statements.

Financial Results

The following discussion of the results of operations constitutes management’s review of the factors that affected the financial and operating performance for the fiscal years ended December 31, 2024 and 2023. This discussion should be read in conjunction with the consolidated financial statements and notes thereto contained elsewhere in this Prospectus. The Company has a December 31 fiscal year end.

Executive Summary

We are a person-based digital marketing platform that allows companies and individuals to use and unlock owned and acquired data to efficiently market their products, services, and brands. Our consumer-facing integrated digital marketing platform, which allows individuals and enterprises to leverage its big data to micro-target customers with disruptive increases in efficiency, launched on March 5, 2025. We are a Delaware corporation currently trading on the OTC Pink Market under the stock symbol TGNT, and have executive offices located at 3651 FAU Blvd., Suite 400 Boca Raton, FL 33431 and a technology hub in Houston, TX.

Business Description:

We offer managed campaigns to publicly traded companies and political candidates. We launched a consumer-facing person-based digital marketing platform on March 5, 2025. Our managed campaign business will continue to be the main driver of revenue until the public launch of the consumer platform.

Our white-label programmatic ad platform is directly connected to our own custom Database Management Platform (“DMP”), which allows micro-targeting using data matching, which can be site specific, area specific and/or zip code specific. This platform leverages highly efficient display advertising, as opposed to general search engine keyword advertising. The platform is connected to more than 40 network publishers, giving users a deep network of web portals in all verticals.

Our team is continuously updating the platform to follow the ever-changing advertising rules implemented by Google, LinkedIn, Meta, X and others, regarding advertising crypto, drugs, tobacco, firearms, sex, and political advertising. Our customer outreach tools include email, SMS, and push notification.

•	Email marketing on the Totaligent platform connects to most of the known email marketing Electronic Services Portals (“ESP”).
•	Short Message Service (“SMS”) connects to multiple telecom partners allowing users to choose deliverability and the best price for their messaging needs. We offer long code, short code, and 1-800s.
•

Push notification marketing utilizes the Totaligent smart code (cookie), which allows customers to receive push notifications for upcoming news, offers, events, and more, all managed internally on Totaligent’s Push servers.

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Individual Totaligent services are currently operational and used for our managed campaign program. Upon the launch of the consumer-facing platform, the full spectrum of Totaligent’s digital communication tools will operate within the same User Interface XML (“UIX”), negating the need for multiple service providers or Customer Relationship Management (“CRM”) tools to perform various individual tasks. Users will be able to harmonize every facet of a digital campaign from a single panel, allowing multichannel marketing and analytics to maximize communication and ROI from the user’s customer and visitor databases.

 Background

To be successful in today’s digital world, companies’ websites need pop up widgets, tracking pixels, push notification services, email services (Constant Contact, Mail Chimp, etc.), text and/or SMS services (Twilio), and other services for Pay per Click (“PPC”) (Google, LinkedIn, X, Meta, etc.). From platform set up to campaign management, each of these services requires additional layers of effort and focus.

Companies are required to purchase or license software and often need a technical team to set up and integrate APIs and manage each digital platform. Today, most users of these services are typically small to medium sized business owners and don’t have the technical expertise, time or capital to effectively manage digital marketing campaigns successfully. These deficiencies make them susceptible to click and bot fraud, which runs rampant on ad networks.

There is no way to audit clicks and impressions on these ad networks; companies are led to believe that every view and click is a real person when in reality, they’re not. Fake clicks and impressions are a massive revenue generator for the ad networks, so there is no incentive for them to make digital advertising more efficient. Companies are simply told to accept unsustainable conversion rates.

In addition, ad networks hoard an enormous amount of customer data (email, device ID, mobile number, etc.) for their benefit, even though they are being paid by companies to acquire customers on their behalf. Companies are only provided with the alleged number of clicks and the average time spent on their site. This lack of crucial data is a major disadvantage for the companies’ campaign managers when trying to determine how to better engage with their target market. Because they cannot retarget prospects via email, text, or otherwise, they are forced to spend additional money on the ad networks to blindly reengage.

How Totaligent is Different

Our platform makes every visitor and impression a usable data point. When users run digital campaigns on Totaligent, every prospect that clicks on users’ sites immediately matched to the requisite data from the DMP, providing the users with crucial data points. The Totaligent platform stores the users’ data in a closed-circuit environment for use in future digital campaigns. This is the key to the Totaligent marketing platform. Totaligent can match all visitor data immediately upon landing on the users’ websites, like device IDs, IP address, mobile number, email address, and social network profiles. This type of data allows Totaligent’s users to engage in micro-targeted person-based marketing, as opposed to blindly running ad campaigns and requesting the site visitors’ details. With Totaligent, users will now be able to access one interface to manage their Text, Email, PPC, and Push Notification campaigns to maximize their person-based marketing efforts.

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Totaligent Programmatic

The use of programmatic marketing is extremely cost effective, when Totaligent users create “like audiences.” Users of the platform can input specific demographics to create “like audiences” for micro-targeting purposes, so they can be most efficient with their ad spend. Our management estimates that person-based targeted ads yield a 40% cost savings, while increasing conversion rates from remarketing campaigns. Benefits:

•

Eliminates bot and fraudulent traffic, as well as wasteful display impressions; now every impression becomes useful data with Totaligent’s ability to match and append based upon IP address and device ID.

•	Eliminates the need to target the general population, with the hope that an interested party will click an ad with the intention of converting.

•	Eliminates competitors and marketers clicking ads, to get advertising ideas, pushing lower conversion ratios, or simply to waste a user’s money.

Totaligent currently has a vast database of individuals associated with U.S. businesses, non-profits, political parties, venture capital, financial markets/investor verticals, and donors.

Totaligent Tools

To get great results, you need the right tools. Unfortunately, the right tools are not available in a single platform, which makes effective digital marketing a cumbersome and costly endeavor. After years of managing millions of dollars in digital campaigns, our team built specific tools to overcome systemic marketing problems that continue to force people to needlessly employ “marketing experts” and/or rely on unverifiable platform data. Our tools put website owners back in control of their marketing, by connecting the website to specific person-based audiences in our database. This means anyone who knows who their ideal customer is, can create an audience of those people, and micro-target campaigns across all forms of digital communication.

Totaligent Widget acts as a functional central command to connect to our DMP. The Totaligent Widget includes basic digital marketing functionality including a limited number of pop ups, emails, analytics, and push notifications.

Totaligent Link tracks and matches every click delivered via email, SMS, and other campaign mechanisms, to Totaligent’s DMP.

These tools were designed and created over years of analysis and tens of millions of dollars spent on advertising campaigns, custom communication, and marketing platforms.

Currently, for person-based programmatic and micro-targeted advertising, companies must spend thousands of dollars per month to use LiveRamp, a Totaligent competitor, in order to create and market to tailored audiences. This expense can significantly increase the cost per 1,000 impressions (CPI) and cost-per-click (CPC), typically by 400% and even much higher for some verticals.

As the Totaligent network grows, so too will the number of first party cookies. Totaligent’s first-party cookies can be set on browsers, allowing for marketing, data collection and verification in our DMP. Every user that visits any Totaligent enabled web portal, link or ad is placed into the DMP and instantly matched across all channels and data points, continually updating and verifying their information.

Totaligent Database Management Platform (DMP)

The Internet is full of information; a quick Google, LinkedIn, Meta, or X query, can typically locate just about everyone. Most people keep the same alter egos online for years and, with the smart phone being connected to web browsers and emails, it’s very easy to collect, store and manage data on everyone in the United States.

Our database is constantly being appended, cleaned, and verified from pixel fires, link clicks, PPC, email, and SMS. Our base data sets include voters, donors, investors, consumers, and other publicly sourced information, to verify and update the information as needed. We track and maintain over 400 data points on each record and allow for cross platform marketing. Our DMP utilizes schema mark ups, indexing, public filings, search engines, corporate records, WhoIs, IP addresses, as well as consumer, voter, and business data to match, update, and verify existing records. First and third- party pixels are also employed, in agreement with certain vendors and clients, who gather more millions of monthly impressions.

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Totaligent DMP partners with websites to provide functionality for major clients for free in exchange for adding our pixel to their portals, which generate additional impressions to help grow and verify user data running through the system.

Totaligent Audiences are created and used internally and are MD5 hash encrypted, so they cannot be exported and downloaded by users.

Totaligent ESP is our customizable email system that can connect to any outside API provider or can be used on the Totaligent email network, which runs on the TOTALIGENT PMTA, SMTP (any), Amazon SES API, Mailgun API, SparkPost API, SendGrid API, Mandrill API, Elastic Email API, MailJet API, SendinBlue API) backbone for delivering email. Emails can be obtained from click traffic, created by the uploaded audience in the customer portal, and internally loaded to send permission passes to potential consumers. Site visitors have their emails populated into the user’s list for retargeting purposes, which can then be permission passed into the customer lists for future promotions.

Web forms used to collect subscribers’ emails and permission passes can be sent after the consumer clicks the subscribe button, understanding that there is no need to provide further information or fill out any forms. This should breed much higher conversion rates than forcing target customers to fill out conventional subscription forms.

In addition, the email platform can quickly create unique Totaligent Links to tag each contact in the users’ email lists, which monitoring opens, and then collects data to create additional communication points for the audience. This allows the clients’ sites to monetize impressions from AdSense or other traffic advertising sources.

Totaligent SMS is a robust text platform that connects through API to multiple vendors which can send SMS campaigns for pre-approved users. Users can seamlessly log in and set up their campaign, also tagging each target with a unique Totaligent Link ID. The system can send pre-recorded outgoing messages, SMS, SES, and any other function used over the telephone system, which is especially useful for political and non-profit organizations that need to raise donations in a cost-effective way.

The audiences’ mobile numbers are stored in the DMP and can be used once loaded into the customer portal. They cannot be exported unless the person is a verified subscriber but can be used for internal cross channel marketing programs. When properly used, this system will track SMS users, to ensure proper identification has been obtained, which protects the sender against frivolous or dubious lawsuits from bad actors.

Totaligent Append and Data Sales

Because the DMP is so large and constantly updated, we are able to provide data on a low cost per record basis to a wide array of users by offering specific list types based on our internal data points. Users can search the criteria needed and the DMP will provide the data size and price.

Totaligent Email Clean

Our campaigns are constantly using our data, which helps ensure that the data is of the highest quality. In other words, the constant feedback from campaigns allows us to actively identify bad data to be removed from our system.

Totaligent’s cleaning system for marketers is more than just uploading their data for positive or negative system matches. Because our data is scored, the advertiser will have insight as to whether their data is good. We maintain one of the largest blacklists on the market, with scam, or bad data that is constantly passed around, so old, and dead data can be removed. Our cleaning service can be added to any websites’ forms, to keep anyone from entering or using an email on the bad or blacklist to the user’s site for an additional fee. Our service also connects through API to multiple other cleaning services and can be cleaned and compared with any of them for an additional cost to ensure the best deliverability.

Political operatives have been known to add dirty or unfriendly email addresses to subscriber lists, causing complaints and shutdowns of valuable marketing accounts. Our service can help identify these fake addresses to protect against this dubious activity.

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Stock Sales

None.

Convertible Notes Issued

During the year ended December 31, 2024, the Company received $142,000 from the issuance of convertible debt.

Litigation

Not applicable.

Fiscal Year 2024 Results of Operations Compared with Fiscal Year 2023

TOTALIGENT, INC.
(Formerly Alltemp, Inc.)
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Years Ended
	December 31,
	2024	2023

Revenue	$444,529	$731,679

Cost of revenue	401,461	481,335

Gross profit (loss)	43,068	250,344

Operating expenses:
Consulting expenses	352,905	119,655
Personnel expenses	378,000	378,000
General and administrative	196,844	106,647
Total operating expenses	927,749	604,302

Net operating loss	(884,681)	(353,958)

Other income (expense)
Interest expense	(47,215)	(35,122)
Amortization of debt discount	(6,467)	(19,908)
Loss on settlement of debt	-	(11,765)
(Loss) gain on change in fair value of derivative liability	(8,873)	38,759
Loss on sale of property and equipment	-	(20,176)
Total other income (expense)	(62,555)	(48,212)

Loss before income taxes	(947,236)	(402,170)

Provision for income tax	-	-

Net loss	$(947,236)	$(402,170)

Loss per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and diluted	211,101,313	141,192,451

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For the years ended December 31, 2024 and 2023, the Company generated total revenues of $444,529 and $731,679, respectively, and gross profits of $43,068 and $250,344, respectively. This decrease in revenues and profitability in 2024 was primarily driven by the allocating more internal resources and capital to finalize the development and deployment of its proprietary platform. This strategic shift temporarily reduced the Company’s ability to focus on revenue-generating client work, such as managed marketing campaigns and related services, which had previously been the main contributors to topline revenue in 2023.

As a result of this internal pivot:

•	Revenue decreased by approximately 39% year-over-year.
•	Gross profit fell more sharply (approximately 83%), reflecting the lower revenue base and fixed or semi-fixed costs associated with maintaining infrastructure and personnel.

This drop in gross margin percentage (from ~34% in 2023 to ~10% in 2024) also reflects the upfront investment nature of product development, where expenses continue but revenue generation lags until launch and adoption.

The cost of goods sold for the years ended December 31, 2024 and 2023 were $401,461 and $481,335, respectively.

The Company’s cost of goods sold primarily consists of outsourced service fees tied to the execution of managed marketing campaigns on behalf of clients, including contractor costs, digital ad spend, and third-party software tools.

In 2024, as the Company scaled back these client-facing services to prioritize its internal platform development:

•	There was a natural decrease in outsourced execution activities, leading to a 17% reduction in COGS.
•	The decrease in COGS was proportionate to the drop in campaign volume, indicating that these costs are variable in nature and scale with service delivery.

Operating expenses increased from $604,302 in 2023 to $927,749 in 2024, largely due to higher professional fees associated with compliance reporting requirements, which were necessitated by the Company's expanded operations from managed campaigns. Other income (expenses) also saw a shift, increasing from ($48,212) in 2023 to ($62,555) in 2024. This change was primarily due to an increase in interest expense in relation to added debt.

As a result of decreased sales and increased operating expenses, we had a net loss of ($947,236) for the year ended December 31, 2024 compared to a net loss of ($402,170) for the year ended December 31, 2023.

Liquidity and Capital Resources

Going Concern

We have had negative working capital and have sustained operating losses since inception.  These factors, and the need for additional financing in order for the Company to meet its business plan raises substantial doubt about the Company’s ability to continue as a going concern.

We anticipate that operating losses will continue in the near term. We intend to meet near-term obligations with private placement offerings. We currently have limited revenue, which is not sufficient to cover operational expenses.

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Failure to raise adequate capital and generate adequate revenues could result in the Company having to curtail or cease operations. The Company’s ability to raise additional capital through the future issuances of the common stock is unknown. Additionally, even if the Company does raise sufficient capital to support its operating expenses and generate adequate revenues, there can be no assurances that the revenue will be sufficient to enable it to develop to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern; however, the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classifications of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Capital Resources

To date, our operations have been funded primarily through private investors. Some of these investors have verbally committed additional funding for the Company, as needed. The Company has also had discussions with broker-dealers and lenders regarding funding required to execute the Company’s business plan.

Material Cash Requirements

Our material short-term cash requirements include recurring payroll and benefits obligations for our employees, capital, operating expenditures, software development payments and other working capital needs. We believe that material cash requirements for operating expenditures may range from $100,000 per month to $200,000 per month during the twelve months.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition.

Cash Flow

The following table provides detailed information about our net cash flow for the years ended December 31, 2024 and 2023:

	Years Ended December 31,
	2024	2023
Net cash used in operating activities	$(199,790)	$(29,476)
Net cash used in investing activities	(87,817)	(18,630)
Net cash provided by financing activities	142,000	201,840
Net change in cash and cash equivalents	(145,607)	153,734
Cash and cash equivalents at beginning of period	167,735	14,001
Cash and cash equivalent at end of period	$22,128	$167,735

Net cash used in operating activities for the year ended December 31, 2024 was $199,790 compared to $29,476 for the year ended December 31, 2023. This difference primarily related to an increased net loss in the current period combined with stock issued for services in the prior period of $200,000 and increased operating costs. During the year ended December 31, 2024, net cash used in investing activities was $87,817 compared to $18,630 for the year ended December 31, 2023. This difference related to expenditures for capitalized software in the current period of $87,817 versus $39,308 for the prior period offset by sale of fixed assets in the prior period in the amount of $20,678. During the year ended December 31, 2024, our financing activities provided cash of $142,000 compared to $201,840 during the year ended December 31, 2023. The cash provided in the current period solely related to proceeds from the issuance of convertible notes payable. The cash provided in the prior period related to proceeds from the sale of common stock of $25,000, proceeds from the issuance of convertible notes payable of $225,000 and repayments on notes payable in the amount of $48,160.

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DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

The following sets forth information about our directors and executive officers:

Name	Age	Position

Edward C. DeFeudis	52	Chairman of the Board and CEO

Brian Heckathorne	46	Executive Director and Director of Information Technology

Brendan Battles	54	Director of Data Management

Edward C. DeFeudis, Chairman and CEO

Mr. DeFeudis has been in finance for 30 years, having worked for Oppenheimer & Co., Inc., Merrill Lynch, and later founded private equity firm, Lion Equity Holding Corp. While in private equity, he worked in C-Level positions in several companies in which he invested, founded, and built. In addition to Lion Equity Holding Corp., Mr. DeFeudis was the founder and CEO of leading fintech platforms in peer-to-peer lending, and mobile money transfer. In 2011, Mr. DeFeudis won the Harvard Business School New Ventures award for the Southwestern United States for his foundational work in proprietary cloud-based mobile banking and money transfer. Mr. DeFeudis led multiple direct public offerings and reverse recapitalizations in various industries including biotechnology, aerospace, beauty, apparel, and entertainment. These transactions have resulted in more than a billion dollars of capital formation.

Brian Heckathorne – Executive Director and Director of Information Technology

Mr. Heckathorne specializes in building and supporting enterprise level servers and networks, large data administration with MySQL clusters, crypto mining operations, and in Mikrotik high speed fiber networking. Mr. Heckathorne started an early-stage web hosting company in 1996, which he later sold to a Houston, TX Based ISP. Later, Mr. Heckathorne built out the infrastructure for a large-scale digital marketing organization where he helped build and implement custom email marketing software, and the data management system to handle incoming and outgoing emails for large scale email marketing campaigns. Mr. Heckathorne has spent more than two decades managing and implementing multimillion dollar marketing campaigns for the financial services industry.

Brendan Battles – Director of Data Management

Mr. Battles’ multiple database skill sets include large scale MySQL deployment and management (Data Collection, Formatting, Search, Appending, Compiling and Replication), PHP/Laravel Framework, Linux O/S, data verification network management. His two decades in digital marketing specialized in the collection, organization and implementation of first, second, and third-party data from various online and offline sources, allowing for the creation of detailed anonymized customer profiles to drive targeted advertising, personalization initiatives, and content customization; the keys to exceptional conversion results.

Director Independence

We are not currently a “listed company” under SEC rules and are therefore not required to have a Board comprised of a majority of independent directors or separate committees comprised of independent directors.

Director Independence; Standing Committees

Our common stock is traded on OTCPink Market under the symbol “TGNT.” The OTC Markets trading platform does not maintain any standards regarding the “independence” of the directors for our Board of Directors, and we are not otherwise subject to the requirements of any national securities exchange or an inter- dealer quotation system with respect to the need to have a majority of our directors be independent.

Our Board presently has no functioning standing committees.

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Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer should be separate or determined that it is in the best interests of the Company and its shareholders to combine these roles due to the small size and early stage of the Company.

Family Relationships

Not applicable.

Board Committees

Audit Committee

We do not have a separately designated audit committee of the board. Audit committee functions are performed by our board of directors. None of our directors are deemed independent. Two directors also hold positions as our officers. Our Board of Directors is responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors’ engagement by the audit committee.

Nominees

There have been no material changes to the procedures by which security holders may recommend nominees to the Registrant's board.

Executive Compensation.

For the years ended December 31, 2024 and 2023, all officers and directors were compensated as independent contractors based upon respective consulting agreements as noted in Table below.

The following table shows information regarding the compensation earned for the years ended December 31, 2024 and 2023 by our named executive officers:

EXECUTIVE COMPENSATION TABLE

Executive	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Edward C. DeFeudis (1)	2024	$180,000	-	-	-	-	-	-	$180,000
	2023	$180,000	-	-	-	-	-	-	$180,000

(1)

The majority of this salary has been accruing, and can be can be exchanged for the issuance of common shares at a price of the lessor of a 30% discount to the 10-day volume weighted average price (VWAP) of the Company or $0.02 per share.

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Director Compensation

The following table shows information regarding the compensation earned during the years ended December 31, 2024, and 2023 by the members of our board of directors.

DIRECTOR COMPENSATION TABLE

Executive	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Edward C. DeFeudis	2024	$0	-	-	-	-	-	-	$0
Director	2023	0	-	-	-	-	-	-	$0

Ben Hansel*	2024	$0	-	-	-	-	-	-	$0
Director	2023	$0	-	-	-	-	-	-	$0

*Mr. Hansel resigned from the Board of Directors on April 18, 2025.

Executive Compensation Policies as They Relate to Risk Management

Management have considered whether our compensation policies might encourage inappropriate risk taking by the Company's executive officers and other employees and has determined that the current compensation structure aligns the interests of the executive officers with those of the Company without providing rewards for excessive risk taking by awarding a mix of fixed and performance based or discretionary bonuses with the performance- based compensation focused on profits as opposed to revenue growth.

Option Exercises and Fiscal Year-end Option Value Table

None of the named executive officers exercised any stock options during the year ended December 31, 2024, or held any outstanding stock options as of December 31, 2024.

Incentive Plan

The Registrant does not have any equity compensation plans.

Consulting Agreements

None, although the officers are currently paid as related party consultants of the Company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The table below sets forth as of April 25, 2025, information with respect to beneficial ownership of the Company’s common stock by:

•	Each person known to the Company to own beneficially more than 5% of our outstanding common stock, either before or immediately after the merger.

•	Each of the directors and executive officers of the Company.

•	All of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to any warrants or options that are presently exercisable or exercisable within 60 days of April 25, 2025, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants or options but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The numbers reflected in the percentage ownership columns are based on a fully diluted basis of the Company’s common stock outstanding after a conversion of the Series D Preferred Stock into Common Shares. The persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Number of Shares of Common Stock	Number of Series D Preferred Stock	Total Fully Diluted Shares	Percentage Represented on a Fully Diluted Basis
Name of Beneficial Owner
Edward C. DeFeudis	11,000,000	139,000	150,000,000	19.04%
Spider Investments, LLC (1)	2,276,086	-	2,276,086	0.29%
Brian Heckathorne	11,000,000	139,000	150,000,000	19.04%
BBB Group, Inc. (2)	11,000,000	139,000	150,000,000	19.04%
30103 South Lake Falls Lane Trust (3)	-	67,500	67,500,000	8.56%
All directors and executive officers as a group (three persons)	35,276,086	417,000	452,276,086	57.53%
Total shares	35,276,086	484,500	519,776,086	66.1%

(1)	Edward C. DeFeudis has control and dispositive power over Spider Investments, LLC and is the beneficial owner of Spider Investments, LLC.
(2)	Brendan Battles is the Director of Data Management, has control and dispositive power over BBB Group, Inc. and is the beneficial owner of BBB Group, Inc.
(3)	Noreen Bingham is the beneficial owner of 30103 South Lake Falls Lane Trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth above with regard to Executive Compensation, no director, executive officer, shareholder holding at least 5% of shares of our Common Stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since January 1, 2023, in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years. Ben Hansel, our former director, is the sole owner of the Selling Stockholder.

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Related Party Policy

Our current Code of Ethics requires the CEO and CFO to avoid, wherever possible, actual conflicts of interest in personal and professional relationships; however, we have not yet adopted a formal policy for the review, approval, or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved, or ratified in accordance with any such policy. A conflict-of-interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock or by negotiations between the Selling Stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 100,000,000 shares of common stock that have been and may be issued by us to the Selling Stockholder under the SEPA. For additional information regarding the shares of common stock being offered by this prospectus, see the section entitled “Standby Equity Distribution Agreement” above. We are registering the shares of common stock being offered by this prospectus pursuant to the provisions of the SEPA we entered into with the Selling Stockholder on April 25, 2025 in order to permit the Selling Stockholder to offer such shares for resale from time to time. Except for the transactions contemplated by the SEPA, as set forth in the section entitled “Prospectus Summary - Recent Developments – Standby Equity Purchase Agreement,”, in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means Joint Effort Funding, LLC, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the Selling Stockholder’s interest in the common stock other than through a public sale.

The table below presents information regarding the Selling Stockholder and the shares of common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of April 25 2025. The number of shares in the column entitled “Maximum Number of Shares of Common Stock to be Offered” represents all of the shares of common stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all, or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 211,251,063 shares of our common stock outstanding and 576,562 shares of Series D Preferred Stock, which are convertible into an aggregate of 576,562,000 shares of Common Stock outstanding on April 25, 2025. Because the purchase price to be paid by the Selling Stockholder for shares of common stock, if any, that we may elect to sell to the Selling Stockholder in one or more Advances from time to time under the Purchase Agreement will be determined on the applicable Advance Dates for such Advances, the actual number of shares of common stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column in the table below assumes the resale by the Selling Stockholder of all of the shares of common stock being offered for resale pursuant to this prospectus.

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We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholder has sole voting and investment power with respect to all shares of common stock that it beneficially owns, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholder, the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.

	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock Being	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock Are Sold
Name of Selling Securityholder	Number(1)	Percent	Offered(4)	Number(2)	Percent
Joint Effort Funding, LLC(3)	5,652,903	2.65%	100,000,000	3,152,903	1%

(1)

Represents 2,500,000 Commitment Shares we issued to the Selling Stockholder in consideration for entering into the SEPA with us and 3,152,903 shares of Common Stock owned by Ben Hansel, the sole owner of the Selling Stockholder. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase under the SEPA, because the issuance of such shares is at our discretion and is subject to conditions contained in the SEPA, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Advances of common stock under the SEPA are subject to certain agreed upon maximum amount limitations set forth in the SEPA. This amount also represents Under the terms of the SEPA, we may not issue or sell any shares of common stock to the Selling Stockholder under the SEPA or upon exercise of the warrants, if, when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning shares of common stock in excess of 4.99% of our then outstanding shares of common stock..

(2)	Assumes the sale of all shares being offered pursuant to this prospectus.
(3)	Ben Hansel, a former director, is the sole owner of Joint Effort Funding, LLC.
(4)	This amount includes the commitment shares and the maximum number of shares issuable under the SEPA, based on $0.03 per share.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Stockholder. The shares of Common Stock may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Stockholder. We may receive up to $3,000,000 aggregate gross proceeds under the SEPA from any sales we make to the Selling Stockholder pursuant to the SEPA. The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder after the date of this prospectus. The sale of the shares of Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

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●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of Common Stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the SEPA. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer will receive commissions from the Selling Stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares of Common Stock sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of Common Stock offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of Common Stock by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholder.

As consideration for its irrevocable commitment to purchase our common stock under the SEPA, we have issued to the Selling Stockholder 2,500,000 shares of our common stock as Commitment Shares upon execution of the SEPA.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

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The Selling Stockholder has represented to us that at no time prior to the date of the SEPA has the Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. The Selling Stockholder has agreed that during the term of the SEPA, neither the Selling Stockholder nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

DESCRIPTION OF SECURITIES

Common Stock

Under our Certificate of Incorporation, there are 500,0000,000 shares of Common Stock, par value $0.001, authorized. As of April 25, 2025, 211,251,063 shares were issued and outstanding and held by 320 stockholders of record. Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of Common Stock do not have cumulative voting rights.

Holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of our Common Stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer, or prevent a change in control, we are authorized, without stockholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of our Common Stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences, and restrictions that the Board may determine. The preferences, powers, rights, and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of Common Stock.

We have authorized 1,000,000 shares designated as Series D Preferred Stock, $0.01 par value, As of April 25, 2025, 576,562 shares have been issued. Each share of Series D Preferred Stock is convertible at the option of the holder into 1,000,000 shares of our Common Stock. The Series D Preferred Stock does not entitle the holder to vote, except with respect to the issuance of securities which are not junior to the Series D Preferred Stock in terms of dividend rights.

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Dividends

Since inception we have not paid any cash dividends on our capital stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our Common Stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board may deem relevant.

SEPA

On April 25, 2025, we entered into the SEPA with the Selling Stockholder. Pursuant to the SEPA, we have the right to sell to the Selling Stockholder up to $3 million shares of our common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. Sales of the shares of common stock to the Selling Stockholder under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to the Selling Stockholder under the SEPA.

We do not have the right to commence any sales of our common stock to the Selling Stockholder under the SEPA until the date on which all of the conditions to the Selling Stockholder’s purchase obligation set forth in the SEPA have been satisfied, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after such date, we will have the right, but not the obligation, from time to time, at our sole and exclusive discretion, for the 24 month period after the date of the SEPA, to direct the Selling Stockholder to purchase a specified amount of shares of common stock, not to exceed the greater of $100,000 or 200% of the average of the daily volume traded of the common stock on the five consecutive trading days immediately preceding an Advance Notice, as described further below under the heading “Advances and Payments of Common Stock Under the SEPA.”

We will control the timing and amount of any sales of common stock to the Selling Stockholder. Actual sales of shares of our common stock to the Selling Stockholder under the SEPA will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our common stock, and determinations by us as to the appropriate sources of funding for our company and its operations.

We may not issue or sell any shares of common stock to the Selling Stockholder under the SEPA which, when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning shares of common stock in excess of the 4.99% Ownership Limitation.

Neither we nor the Selling Stockholder may assign or transfer any of our respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by the parties other than by an instrument in writing signed by both parties.

The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder. To the extent we sell shares under the SEPA, we currently plan to use any proceeds therefrom for working capital and general corporate purposes, including the repayment of debt.

As consideration for the Selling Stockholder’s commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the SEPA, upon execution of the SEPA, we issued 2,500,000 Commitment Shares to the Selling Stockholder as set forth in the SEPA.

The SEPA contains customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

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Advances of Common Stock Under the SEPA

We will have the right, but not the obligation, from time to time, at our sole and exclusive discretion, for the 24-month] period after the date of the SEPA, to direct the Selling Stockholder to purchase up to a specified maximum amount of shares of common stock as set forth in the SEPA by delivering written notice to the Selling Stockholder (each, an “Advance Notice”) on any trading day (each, an “Advance Notice Date”), so long as certain conditions are met, including:

●

the amount under any single Advance does not exceed the greater of $100,000 or 200% of the average of the daily trading volume of the common stock on the five consecutive trading days immediately preceding an Advance Notice, unless otherwise agreed by the parties;

●

the price to be paid for the shares of common stock that the Selling Stockholder is required to purchase in any single Advance under the SEPA is equal to 75.0% of the lowest daily VWAP during the five (5) trading days commencing on the date of the Advance Notice (unless otherwise agreed by the parties), other than on any Excluded Days (as defined in the SEPA).

The Selling Stockholder’s obligation to accept Advance Notices that are timely delivered by us under the SEPA and to purchase shares of our common stock in Advances under the SEPA are subject to the satisfaction, at the applicable Advance Notice Date, of the conditions precedent thereto set forth in the SEPA, all of which are entirely outside of the Selling Stockholder’s control, which conditions include the following:

•	the accuracy in all material respects of our representations and warranties included in the SEPA;
•	we shall have issued the Commitment Shares;
•

there being an effective registration statement pursuant to which the Selling Stockholder is permitted to utilize the prospectus thereunder to resell all of the Advance Shares pursuant to such Advance Notice and we shall have filed in a timely manner all reports required under the Exchange Act during the twelve-month period immediately preceding the applicable date;

•	the sale and issuance of such Advance Shares being legally permitted by all laws and regulations to which we are subject;
•	no Material Outside Event (as such term is defined in the SEPA) shall have occurred and be continuing;
•	us having performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the SEPA to be performed, satisfied, or complied with by us;
•

no statute, rule, regulation, executive order, decree, ruling, or injunction having been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially, and adversely affects any of the transactions contemplated by the SEPA.

Termination of the SEPA

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earlier to occur of:

●	the 24-month anniversary of the date of the SEPA; and
●	the date on which the Selling Stockholder shall have purchased shares of common stock under the SEPA for an aggregate gross purchase price equal to $3,000,000.

We also have the right to terminate the SEPA at any time, at no cost or penalty, upon five trading days’ prior written notice to the Selling Stockholder; provided that there are no outstanding Advance Notices under which we are yet to issue common stock and we have paid all amounts owed to the Selling Stockholder under the SEPA. We and the Selling Stockholder may also terminate the SEPA at any time by mutual written consent.

No Short-Selling by the Selling Stockholder

The Selling Stockholder has agreed that it and its affiliates will not engage in any short sales during the term of the SEPA and will not enter into any transaction that establishes a net short position with respect to the common stock. The SEPA stipulates that the Selling Stockholder may sell our common stock to be issued pursuant to an Advance Notice, following receipt of the Advance Notice, but prior to receiving such shares, and may sell other common stock acquired pursuant to the SEPA that the Selling Stockholder has continuously held from a prior date of acquisition.

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Effect of Sales of Our Common Stock under the SEPA on Our Stockholders

All shares of common stock that may be issued or sold by us to the Selling Stockholder under the SEPA that are being registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of common stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion over the term of the SEPA. The resale by the Selling Stockholder of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to the Selling Stockholder under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some, or none of the shares of our common stock that may be available for us to sell to the Selling Stockholder pursuant to the SEPA.

If and when we do elect to sell shares of our common stock to the Selling Stockholder pursuant to the SEPA, the Selling Stockholder may resell all, some, or none of such shares in its discretion and at different prices subject to the terms of the SEPA. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and, in some cases, substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of common stock that we may elect to sell to the Selling Stockholder under the SEPA, if any, will fluctuate based on the market prices of our common stock during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of shares of common stock that we will sell to the Selling Stockholder under the SEPA, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of April 25, 2025, there were 211,251,063 shares of our common stock outstanding. If all of the 100,000,000 shares offered for resale by the Selling Stockholder under the registration statement that includes this prospectus were issued and outstanding as of April 25, 2025, such shares would represent approximately 32.2% of the total number of shares of our common stock outstanding exclusive of the shares issuable pursuant to the conversion of our Series D Preferred Stock.

Although the SEPA provides that we may, in our discretion, from time to time after the date of the SEPA and during the term of the SEPA, direct the Selling Stockholder to purchase shares of our common stock from us in one or more Advances under the SEPA, for a maximum aggregate purchase price of up to $3,000,000, only 100,000,000 shares of common stock (2,500,000 of which represent the Commitment Shares we issued to the Selling Stockholder pursuant to the SEPA as consideration for the Selling Stockholder’s commitment to purchase shares of our common stock under the SEPA) are being registered for resale under the registration statement that includes this prospectus. Assuming all of such 100,000,000 shares were sold to the Selling Stockholder at the maximum 25% discount to the per share price of $0.04, such number of shares might be insufficient to enable us to receive aggregate gross proceeds from the sale of such shares to the Selling Stockholder equal to the Selling Stockholder’s $3,000,000 total aggregate purchase commitment under the SEPA, depending on the final purchase price for each advance. While the market price of our common stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by the Selling Stockholder under the SEPA for shares of our common stock, if any, may also fluctuate, in order for us to receive the full amount of the Selling Stockholder’s commitment under the SEPA, it is possible that we may need to issue and sell more than the number of shares being registered for resale under the registration statement that includes this prospectus.

If it becomes necessary for us to issue and sell to the Selling Stockholder more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds of $3,000,000 under the SEPA, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the SEPA. The number of shares of our common stock ultimately offered for resale by the Selling Stockholder depends upon the number of shares of common stock, if any, we ultimately sell to the Selling Stockholder under the SEPA.

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The issuance, if any, of shares of our common stock to the Selling Stockholder pursuant to the SEPA would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of our common stock that our existing stockholders own would not decrease as a result of sales, if any, under the SEPA, the shares of our common stock owned by our existing stockholders would represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

The following table sets forth the number of shares of common stock to be issued to the Selling Stockholder under the SEPA at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Stockholder(2)	Gross Proceeds from the Sale of Shares to the Selling Stockholder Under the SEPA
$0.03		100,000,000	32.2%	$3,000,000
$0.05	(3)	60,000,000	22.1%	$3,000,000
$0.07		42,857,143	16.9%	$3,000,000

(1)

Does not include 2,500,000 Commitment Shares that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of common stock under the SEPA. The number of shares of common stock offered by this prospectus may not cover all the shares we ultimately sell to the Selling Stockholder under the SEPA, depending on the purchase price per share. We have included in this column only those shares being offered for resale by the Selling Stockholder under this prospectus (excluding the 2,500,000 Commitment Shares), without regard for the Ownership Limitation. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.

(2)

The denominator is based on 211,251,063 shares outstanding as of April 25, 2025, adjusted to include the Commitment Shares and the issuance of the number of shares set forth in the second column that we would have sold to the Selling Stockholder, assuming the average purchase price in the first column and the number of shares issuable pursuant to the exercise of our Series D Preferred Stock.. The numerator is based on the number of shares of common stock set forth in the second column.

(3)

Represents a Purchase Price equal to $0.05, which represents 75% of the lowest of the daily VWAPs of the Common Shares during the relevant Pricing Period, which is assumed to be the five trading days commencing on an assumed advance notice date of the date hereof.

Certain Anti-Takeover Effects

Certain provisions of Delaware law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Delaware law set forth below does not purport to be complete and is qualified in its entirety by reference to Delaware law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of the preferred stock, if the option to acquire such shares is exercised, would impede a business combination by the voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of other preferred stock could adversely affect the voting power of holders of our Common Stock.

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Under Delaware law, a director, in determining what he reasonably believes to be in or not opposed to the best interests of the corporation, does not need to consider only the interests of the corporation’s stockholders in any takeover matter but may also, in his discretion, may consider any of the following:

(i)	The interests of the corporation’s employees, suppliers, creditors, and customers;

(ii)	The economy of the state and nation;

(iii)	The impact of any action upon the communities in or near which the corporation’s facilities or operations are located;

(iv)	The long-term interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation; and

(v)	Any other factors relevant to promoting or preserving public or community interests.

The outstanding Series D Preferred Stock can deter a takeover.

Because our Board is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our Board of directors presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Transfer Agent

The transfer agent for our Common Stock is Standard Transfer Company.

Public Market

Our Common stock is quoted on the OTC Pink Market under the trading symbol “TGNT”.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Common Stock shares in the secondary market.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership, and disposition of our Common Stock. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative rulings and judicial decisions, all as currently in effect. These authorities may change at any time, possibly on a retroactive basis, or the U.S. Internal Revenue Service (the “IRS”), might interpret the existing authorities differently. In either case, the tax considerations of purchasing, owning, or disposing of Common Stock could differ from those described below.

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This discussion is addressed only to U.S. holders (defined below) which hold our shares of Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

●	a broker, dealer or trader in securities, currencies, commodities, or notional principal contracts;
●	a bank, financial institution, or insurance company;
●	a regulated investment company, a real estate investment trust or grantor trust;
●	a tax-exempt entity or organization, including an individual retirement account or Roth IRA as defined in Section 408 or 408A of the Code, respectively;
●	a person holding the Common Stock as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell Common Stock under the constructive sale provisions of the Code;
●	a trader in securities that has elected the mark-to-market method of tax accounting for securities;
●	an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes;
●	a person who is a partner or investor in a partnership or other pass-through entity that holds the Common Stock;
●	a U.S. person whose “functional currency” is not the U.S. dollar;
●	a controlled foreign corporation or passive foreign investment company;
●	a qualified foreign pension fund or an entity that is wholly owned by one or more qualified foreign pension funds; or
●	a U.S. expatriate.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of Common Stock that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain from a share of Common Stock.

If a partnership holds shares of Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of Common Stock, or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of shares of Common Stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our Common Stock in the foreseeable future. If we do make any distributions on shares of our Common Stock, however, such distributions will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder’s tax basis in its Common Stock and then as gain from the sale or exchange of the Common Stock. Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a holder of Common Stock who is a U.S. individual.

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Distributions to U.S. holders that are corporate stockholders, constituting dividends for U.S. federal income tax purposes, may qualify for the dividends received deduction, or DRD, which is generally available to corporate stockholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Sale of Common Stock

A U.S. holder of Common Stock will generally recognize gain or loss on the taxable sale, exchange, or other taxable disposition of such stock in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its adjusted tax basis in the Common Stock sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock. The gain or loss should be capital gain or loss and should be long-term capital gain or loss if the Common Stock is held for more than one year at the time of disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Under current law, long-term capital gain recognized by an individual U.S. holder is generally eligible for a preferential U.S. federal income tax rate.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of Common Stock and to the proceeds of a sale of Common Stock unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status or fails to report in full dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the shares of our Common Stock offered hereby and other legal matters concerning this Offering will be passed upon for us by TroyGould PC, Los Angeles, California.

EXPERTS

The consolidated financial statements as of December 31, 2024, and 2023, included in this prospectus have been audited and so included in reliance on the report of Astra Audit & Advisory, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including relevant exhibits and schedules under the Securities Act, covering the Common Stocks offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Common Stocks. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee		$459.30

Accounting fees and expenses	$		*
Legal fees and expenses		$25,000	*

Miscellaneous		$5,000	*
Total	$		*

* To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Pursuant to the Registrant’s Certificate of Incorporation, as amended and Bylaws, the Registrant may indemnify any person (including his estate) made or threatened to be made a party to any suit or proceeding, whether civil or criminal, by reason of the fact that he was a director or officer of the Registrant or served at the Registrant’s request as a director or officer of a subsidiary of the Registrant, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney fees actually and necessarily incurred as a result of such threat, suit or proceeding, or any appeal therein, to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, the Registrant has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts, or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder regarding offshore offers and sales. All recipients had adequate access, though their relationships with the Registrant, to information about the Registrant.

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Date of Transaction	Transaction type (e.g., new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Value of shares issued ($/per share) at Issuance	Were the shares issued at a discount to market price at the time of issuance? (Yes/No)	Individual/ Entity Shares were issued to.	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of Services Provided	Restricted or Unrestricted as of this filing.	Exemption or Registration Type.

5/16/23	New Issuance	2,500,000	Common	0.013	Yes	(1)	Cash	Restricted	4(a)(2)
9/29/23	New Issuance	2,172,903	Common	0.012	Yes	(2)	Debt Settlement	Restricted	4(a)(2)
5/3/23	New Issuance	1,250,000	Common	0.01	Yes	(3)	Conversion of Series A Preferred into Common Stock	Restricted	4(a)(2)
5/3/23	New Issuance	1,250,000	Common	0.01	Yes	(4)	Conversion of Series A Preferred into Common Stock	Restricted	4(a)(2)
5/3/23	New Issuance	1,250,000	Common	0.01	Yes	(5)	Conversion of Series A Preferred into Common Stock	Restricted	4(a)(2)
5/3/23	New Issuance	1,250,000	Common	0.01	Yes	(6)	Conversion of Series A Preferred into Common Stock	Restricted	4(a)(2)
8/31/23	New Issuance	3,125,000	Common	0.016	Yes	(5)	Conversion of Series D Preferred into Common Stock	Restricted	4(a)(2)
8/31/23	New Issuance	6,250,000	Common	0.016	Yes	(4)	Conversion of Series D Preferred into Common Stock	Restricted	4(a)(2)
8/31/23	New Issuance	9,375,000	Common	0.016	Yes	(6)	Conversion of Series D Preferred into Common Stock	Restricted	4(a)(2)
8/31/23	Shares returned to treasury	-4,687,500	Common	0.012	Yes	(6)	Conversion of Series D Preferred into Common Stock	Restricted	4(a)(2)
8/31/23	Cancellation	-2,500	Preferred	n/a	n/a	(6)	Cancellation of Series D Preferred	Restricted	4(a)(2)
8/31/23	Cancellation	-5,000	Preferred	n/a	n/a	(6)	Cancellation of Series D Preferred	Restricted	4(a)(2)
8/31/23	Cancellation	-7,500	Preferred	n/a	n/a	(6)	Cancellation of Series D Preferred	Restricted	4(a)(2)
10/25/23	New Issuance	1,000	Preferred	n/a	n/a	(7)	Series D Preferred issued for services	Restricted	4(a)(2)
7/26/24	New Issuance	10,000	Preferred	n/a	n/a	(8)	Series D Preferred issued for services	Restricted	4(a)(2)

Use the space below to provide any additional details, including footnotes to the table above:

(1) Jibon Trust (Ben MacPherson controls the power to vote and dispose of these shares),

(2) Ben Hansel controls the power to vote and dispose of these shares.

(3) Karolus Maximus Kapital, Inc. (Charles Bingham controls the power to vote and dispose of these shares).

(4) Green Chip Investor Relations (Matthew Chipman controls the power to vote and dispose of these shares).

(5) Advanced Sales, Inc. (David Wiggins controls the power to vote and dispose of these shares).

(6) Charles Wright controls the power to vote and dispose of these shares.

(7) PDS Enterprise Group Ltd. (Peter Simone controls the power to vote and dispose of these shares). Only 1,000 shares have been earned.

(8) Rayki LLC (Ivan Klarich)

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

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EXHIBIT INDEX

Exhibit Number	Document

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed on October 15, 2013).

3.2	Certificate of Designation of Series A Preferred shares effective January 11, 2021 (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10K filed on October 29, 2024).

3.3	Certificate of Amendment: Name change, effective August 1, 2022 (incorporated by reference to Exhibit 3.3 to Annual Report on Form 10K filed on October 29, 2024).

3.4	Certificate of Designation of Series D Preferred shares effective April 19, 2021 (incorporated by reference to Exhibit 3.4 to Annual Report on Form 10K filed on October 29, 2024).

3.5	Bylaws (incorporated by reference to Exhibit 3.5 to Annual Report on Form 10K filed on October 29, 2024).

5.1	Opinion Of TroyGould PC*

10.1

Exchange Agreement by and among Alltemp, Inc. and Certain Shareholders of Alltemp Inc. Dated December 3, 2021 (incorporated by reference to Exhibit 10.1 to Annual Report on Form 10K filed on October 29, 2024).

10.1.2

Exchange Agreement by and among Alltemp, Inc., Digi Messaging & Advertising Inc., and the Shareholders of Digi Messaging & Advertising Inc. dated December 3, 2021 (incorporated by reference to Exhibit 10.1.2 to Annual Report on Form 10K filed on October 29, 2024).

10.2	Employment Agreement for Edward C. DeFeudis dated January 1, 2022 (incorporated by reference to Exhibit 10.2 to Annual Report on Form 10K filed on October 29, 2024).

10.3	Standby Equity Purchase Agreement dated April 25, 2025 between the Corporation and Joint Effort Funding, LLC *

10.4

Limitation of Conversion Amount dated April 21, 2025 between the Corporation and Karolus Maximus Kapital, Inc. (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on April 22, 2025

14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 to Form 10-12G/A filed on May 1, 2014).

23.1	Consent of Astra Audit & Advisory LLC*

23.2	Consent of TroyGould PC (included in Exhibit 5.1)

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).

101.SCH	Inline XBRL Taxonomy Extension Schema

101.CAL	Inline XBRL Taxonomy Extension Calculation

101.DEF	Inline XBRL Taxonomy Extension Definition

101.LAB	Inline XBRL Taxonomy Extension Label

101.PRE	Inline XBRL Taxonomy Extension Presentation

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

107	Filing Fee Table*

*Filed herewith

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Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

61

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, Florida, on April 30, 2025.

TOTALIGENT, INC.

By:	/s/ Edward C. DeFeudis
Edward C. DeFeudis President, Chief Executive Officer, and Chief Financial Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward C. DeFeudis	President, Chief Executive Officer, Chief	April 30, 2025
Edward C. DeFeudis	Financial Officer

/s/ Brian Heckathorne	Director	April 30, 2025
Brian Heckathorne

62

TOTALIGENT, INC.

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of  (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the two-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has negative working capital and has sustained operating losses since inception.  These factors, and the need for additional financing in order for the Company to meet its business plans raises substantial doubt about the Company’s ability to continue as a going concern. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Derivatives

As described in Note 7 to the Company’s consolidated financial statements, when the Company issues debt that contains a conversion feature, it first evaluates whether the conversion feature meets the requirements to be treated as a derivative.  If the conversion feature within convertible debt meets the requirements to be treated as a derivative, the Company estimates and records the fair value of the derivative liability using the Monte Carlo Simulation Model upon the date of issuance.  The derivative liability is revalued at the end of each reporting period.

We identified the Company’s application of the accounting for convertible notes as a critical audit matter.  The principal considerations for our determination of this critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the qualitative factors.  Auditing these judgments and assumptions by the Company involves auditor judgment due to the nature and extent of audit evidence and effort required to address these matters.

The primary procedures we performed to address these critical audit matters included the following:

-	We obtained debt and warrant related agreements and performed the following procedures:

-	Reviewed agreements for all relevant terms.

-	Tested management’s identification and treatment of agreement terms.

-	Recalculated management’s fair value of each conversion feature based on the terms in the agreements.

-

Assessed the terms and evaluated the appropriateness of management’s application of their accounting policies, along with their use of estimates, in the determination of the amortization of the debt discount.

-

Reviewed the work of the Company’s specialist to calculate the fair value of the derivative liability using the Monte Carlo method to determine whether the derivative liability recorded by the Company was reasonable.

We have served as the Company’s auditor since 2024.

Tampa, Florida

April 7, 2025, except for the Subsequent Events footnote in Note 10, as to which the date is April 8, 2025

F-3

TOTALIGENT, INC.
(Formerly Alltemp, Inc.)
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
	December 31, 2024	December 31, 2023
ASSETS

Current assets
Cash	$22,128	$167,735
Prepaid expenses	6,452	190,213
Total current assets	28,580	357,948

Property and equipment, net	66,354	89,544
Capitalized software	127,991	39,308
Total assets	$222,925	$486,800

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$7,000	$-
Accrued compensation	988,697	655,395
Accrued interest	125,090	77,876
Convertible notes payable, net of unamortized discount of $0 and $6,467	681,335	514,363
Derivative liability	158,055	149,182
Total current liabilities	1,960,177	1,396,816

Total liabilities	1,960,177	1,396,816

Commitments and contingencies (Note 7)

Stockholders' deficit
Preferred stock, $0.01 par value; authorized –10,000,000 shares;
Series D Convertible Preferred stock, authorized –1,000,000 shares; issued and outstanding – 713,750 and 603,750 shares at December 31, 2024 and 2023, respectively	7,138	6,038
Common stock, $0.001 par value; authorized – 500,000,000 shares; 211,101,313 shares issued and 172,913,813 outstanding	211,101	211,101
Shares to be issued	5,476	5,486
Additional paid-in capital	818,577	699,667
Accumulated deficit	(1,807,363)	(860,127)
Treasury stock, 38,187,500 outstanding	(972,181)	(972,181)
Total stockholders' deficit	(1,737,252)	(910,016)
Total liabilities and stockholders' deficit	$222,925	$486,800

 The accompanying notes are an integral part of these consolidated financial statements.

F-4

TOTALIGENT, INC.
(Formerly Alltemp, Inc.)
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2024	2023

Revenue	$444,529	$731,679

Cost of revenue	401,461	481,335

Gross profit	43,068	250,344

Operating expenses:
Consulting expenses	352,905	119,655
Personnel expenses	378,000	378,000
General and administrative	196,844	106,647
Total operating expenses	927,749	604,302

Net operating loss	(884,681)	(353,958)

Other income (expense)
Interest expense	(47,215)	(35,122)
Amortization of debt discount	(6,467)	(19,908)
(Loss) gain on change in fair value of derivative liability	(8,873)	38,759
Loss on settlement of debt	-	(11,765)
Loss on sale of property and equipment	-	(20,176)
Total other expense	(62,555)	(48,212)

Loss before income taxes	(947,236)	(402,170)

Provision for income tax	-	-

Net loss	$(947,236)	$(402,170)

Loss per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and diluted	211,101,313	141,192,451

The accompanying notes are an integral part of these consolidated financial statements.

F-5

TOTALIGENT, INC.
(Formerly Alltemp, Inc.)
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Preferred Stock		Common Stock		Shares to be issued		Additional Paid-in	Accumulated	Treasury Stock		Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	(Deficit)
Balance - December 31, 2022	615,000	$6,150	149,178,410	$149,178	64,899,870	$64,899	$673,940	$(457,957)	54,422,903	$(1,197,304)	$(761,094)

Sale of common stock	-	-	2,500,000	2,500	-	-	22,500	-	-	-	25,000

Series D Preferred Stock issued for services	-	-	-	-	10,000	10	199,990	-	-	-	200,000

Conversion of debt and accrued interest	-	-	-	-	-	-	-	-	(2,172,903)	28,248	28,248

Conversion of Series D Preferred Stock into Common Stock	(11,250)	(112)	-	-	-	-	(196,763)	-	(14,062,500)	196,875	-

Conversion of Series A Preferred Stock into Common Stock	-	-	5,000,000	5,000	(5,000,000)	(5,000)	-	-	-	-	-

Common stock issued related to December 3, 2021 merger	-	-	54,422,903	54,423	(54,422,903)	(54,423)	-	-	-	-	-

Net loss	-	-	-	-	-	-	-	(402,170)	-	-	(402,170)

Balance - December 31, 2023	603,750	$6,038	211,101,313	$211,101	5,486,967	$5,486	$699,667	$(860,127)	$38,187,500	$(972,181)	$(910,016)

Series D Preferred Stock issued for services	110,000	1,100	-	-	(110,000)	(10)	118,910	-	-	-	120,000

Net loss	-	-	-	-	-	-	-	(947,236)	-	-	(947,236)

Balance - December 31, 2024	713,750	$7,138	211,101,313	$211,101	5,376,967	$5,476	$818,577	$(1,807,363)	$38,187,500	$(972,181)	$(1,737,252)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

TOTALIGENT, INC.
(Formerly Alltemp, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(947,236)	$(402,170)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation expense	28,125	20,960
Stock issued for services	120,000	200,000
Amortization of debt discount	6,467	19,908
Loss on change in fair value of derivative liabilities	8,873	(38,759)
Loss on settlement of debt	-	11,765
Loss on sale of fixed assets	-	20,176
Expenses paid by convertible note holder	12,705	-
Changes in Operating Assets and Liabilities:
Prepaid expenses	183,760	(186,541)
Accounts payable	7,000	-
Accrued compensation	333,302	293,596
Accrued interest	47,214	34,894
Accrued expenses	-	(3,305)
Net change in operating activities	(199,790)	(29,476)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	-	20,678
Expenditures for capitalized software	(87,817)	(39,308)
Net change in investing activities	(87,817)	(18,630)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash proceeds from sale of common stock	-	25,000
Proceeds from issuance of convertible notes payable	142,000	225,000
Repayments of notes payable	-	(48,160)
Net change in financing activities	142,000	201,840

Net (Decrease) Increase in Cash	(145,607)	153,734

Cash - Beginning of the Period	167,735	14,001

Cash - End of the Period	$22,128	$167,735

Supplemental Disclosures of Cash Flows
Cash paid for Interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Issuance of convertible notes payable for purchase of fixed assets	$-	$19,750

The accompanying notes are an integral part of these consolidated financial statements.

F-7

TOTALIGENT, INC.

(Formerly Alltemp, Inc.) AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

1. Nature of operations

The Company was incorporated under the name Digi Messaging & Advertising Inc. (“Digi” or the “Company”) in the State of Wyoming on August 16, 2019, for the purpose of developing and operating multiple digital marketing platforms. On December 3, 2021, Totaligent, a Delaware corporation, Digi and the Shareholders of the Company (the “Digi Shareholders”) executed an Agreement and Plan of Merger (the “Merger Agreement”) that provided for Digi to be merged into Totaligent (the “Merger”) through a share exchange agreement. As a result of the Share Exchange, Totaligent acquired 100% of the issued and outstanding shares of Digi in exchange for the issuance of 600,000 shares of Series D Convertible Preferred Stock.

Immediately following the Merger, Totaligent’s subsidiary, CSES Group, Inc., which owns all rights, title and interest in Totaligent’s refrigerant technology, was spun out in exchange for the cancellation of an aggregate of 54,422,903 shares of Totaligent Common Stock (the “Cancelled Shares”) held by former Totaligent management and shareholders. Upon completion of these actions, Edward C. DeFeudis was appointed to the role of CEO and Ben Hansel remained on the board of directors.

 On July 21, 2022, the Company changed its name to Totaligent, Inc. (“Totaligent” or the “Company”).

The Company’s activities are subject to significant risks and uncertainties, including the need for additional capital, as described herein. The Company has not yet developed sustainable revenue-generating operations, does not have positive cash flows from operations, and is dependent on periodic infusions of debt and equity capital to fund its operating requirements.

The Company’s common stock was traded under the symbol “LTMP” on the OTCQB through May 20, 2018, on the OTC Pink marketplace thereafter, and trades under the symbol “TGNT” as of August 1, 2022.

2. Summary of significant accounting policies

Basis of presentation

This summary of significant accounting policies is presented to assist in the understanding of the consolidated financial statements. These policies conform to Generally Accepted Accounting Principles (“GAAP”) and have been consistently applied. The Company has selected December 31 as its financial year end.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. For the year ended December 31, 2024, the Company had a net loss of $947,236, had $1,931,597 in negative working capital, accumulated deficit of $1,807,363 and stockholders’ deficit of $1,737,252. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the accompanying consolidated financial statements are being issued. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. At December 31, 2024, the Company had cash of $22,128. Management is currently seeking to raise additional funds, primarily through the issuance of debt or equity securities, and estimates that a significant amount of capital will be necessary over a sustained period of time to advance the development of the Company’s business to the point at which it can become commercially viable and self-sustaining. However, there can be no assurances that the Company will be successful in this regard.

F-8

As market conditions present uncertainty as to the Company’s ability to secure additional funds, there can be no assurances that the Company will be able to secure additional financing on acceptable terms, or at all, as and when necessary to continue to conduct operations. A debt financing may contain undue restrictions on the Company’s operations and/or liens on the Company’s tangible and intangible assets, and an equity financing may cause substantial dilution to the Company’s common stockholders. If cash resources are insufficient to satisfy the Company’s ongoing cash requirements, the Company would be required to scale back or discontinue its operations, obtain funds, if available, although there can be no certainty, through strategic alliances that may require the Company to relinquish rights to its technology, or to discontinue its operations entirely.

The development and expansion of the Company’s business in 2025 and thereafter will be dependent on the capital resources available to the Company. No assurances can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company or adequate to fund the development and expansion of the Company’s business to a level that is commercially viable and self-sustaining.

Principles of Consolidation

The consolidated financial statements include the accounts of Totaligent, Inc. and Digi Messaging & Advertising Inc. Digi is a wholly owned subsidiary of Totaligent. All significant intercompany balances and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification of Presentation

Certain prior year amounts have been reclassified to conform with current year presentation. These reclassifications related to reclassifications from operating expenses to cost of revenue.

Cash and cash equivalents

The Company maintains cash balances in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the consolidated statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. As of December 31, 2024 and 2023, our cash balances were $22,128 and $167,735, respectively.

Fair value measurements

Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures ("ASC 820"), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

F-9

Level 2 – Pricing inputs are other than quoted prices in active markets but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 – Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

The Company’s financial instruments consist of prepaid expenses, accrued compensation, accrued interest,  convertible notes payable and derivative liabilities. The carrying amounts of the Company’s prepaid expenses, accrued compensation, accrued interest,, and convertible notes payable approximates their fair values because of the short-term maturities of these instruments. The fair value of derivatives liabilities are valued using an option pricing model.

Treasury stock

Treasury stock is recognized at acquisition cost and are presented as a deduction from stockholder's equity. Upon sale of treasury shares, the realized gain or loss is recognized through the consolidated statements of stockholders’ deficit in additional paid-in capital.

Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s membership interests including such person's immediate families, (ii) Company management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the Company’s financial and operating decisions. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Convertible Debentures

The Company adheres to the guidance in Accounting Standards Updated (“ASU”) 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

Derivative Liability

The Company evaluates convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging”. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statements of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date. As of December 31, 2024 and 2023, the Company has a derivative liability of $158,055 and $149,182, respectively.

F-10

Property and Equipment

Property and equipment is recorded at cost. Major improvements are capitalized, while maintenance and repairs that do not improve or extend the useful life of the respective assets are charged to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. Depreciation of property and equipment is provided using the straight-line method over the following estimated useful lives:

Computer equipment	5 years
Furniture and fixtures	7 years

Finite-lived Intangible Assets

The Company’s internal software development costs primarily relate to internal-use software. Such costs are capitalized in the application development stage in accordance with ASC 350-40, Internal-use Software ("ASC 350-40"). The Company also capitalizes software development costs upon the establishment of technological feasibility for a product in accordance with ASC 985-20, Software to be Sold, Leased, or Marketed (“ASC 985-20”). Software development costs are amortized on a straight-line basis over three years.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, consisting primarily of property and equipment and capitalized software, for impairment at each fiscal year end or when events or changes in circumstances indicate the carrying value of these assets may exceed their current fair values. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are separately presented in the consolidated balance sheets and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The Company has not historically recorded any impairment to its long-lived assets. In the future, if events or market conditions affect the estimated fair value to the extent that a long-lived asset is impaired, the Company will adjust the carrying value of these long-lived assets in the period in which the impairment occurs. As of December 31, 2024 and 2023, the Company had not deemed any long-lived assets as impaired, and was not aware of the existence of any indicators of impairment at such dates.

Income taxes

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Uncertain tax positions

The Company evaluates tax positions in a two-step process. They first determine whether it is more likely than not that a tax position will be sustained upon examination, based on the technical merits of the position. If a tax position meets the more-likely-than-not recognition threshold, it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company classifies gross interest and penalties and unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as long-term liabilities in the consolidated financial statements.

F-11

Revenue recognition

The Company’s revenues are generated from managing branding and awareness campaigns to publicly traded companies and political candidates. These campaigns typically consist of writing landing pages, editorials, creating ads, setting up and managing email, SMS, Push, SEO, PPC and programmatic campaigns, as well as social media marketing. The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (ASC 606). In accordance with ASC 606, revenue is recognized when promised services are transferred to a customer. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. To achieve this core principle, the Company applies the following five steps:

Identify the contract with a customer.

A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the services to be transferred and identifies the payment terms related to these services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.

Determine the transaction price.

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring services to the customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of the Company’s contracts at December 31, 2024 and 2023, contained a significant financing component or variable consideration terms.

Allocate the transaction price to performance obligations in the contract.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. However, if a series of distinct services that are substantially the same qualifies as a single performance obligation in a contract with variable consideration, the Company must determine if the variable consideration is attributable to the entire contract or to a specific part of the contract. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct service that forms part of a single performance obligation.

Recognize revenue when or as the Company satisfies a performance obligation.

The Company satisfies performance obligations at a point in time. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised service to a customer. Under both managed services arrangements and self-service arrangements, the Company’s promised services under the contracts include identification, bidding and purchasing of advertisement opportunities. The Company also generally has discretion in establishing the pricing of the ads. Since the Company is controlling the promise to deliver the contracted services, the Company is considered the principal in all arrangements for revenue recognition purposes. The performance obligations are satisfied, and revenue recognition, primarily upon performing the set up on content creation and monthly for the management fees.

F-12

Advertising Costs

The Company expenses advertising costs when advertisements occur. During the years ended December 31, 2024 and 2023, the Company recorded $705 and $3,000 in advertising, respectively.

 Stock-based compensation

The cost of equity instruments issued to employees and non-employees in return for goods and services is measured by the grant date fair value of the equity instruments issued in accordance with ASC 718, Compensation – Stock Compensation. The related expense is recognized as services are rendered or vesting periods elapse.

Net loss per share calculation

Basic earnings (loss) per common share ("EPS") is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average shares outstanding, assuming all dilutive potential common shares were issued. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

The following potential common shares were excluded from the calculation of diluted net income (loss) per share available to common stockholders because their effect would have been antidilutive:

	Years Ended December 31,
	2024	2023

Convertible notes payable	35,592,281	45,221,645
Total	35,592,281	45,221,645

Segment Reporting

The Company has determined that it has one reportable segment, which includes managing branding and awareness campaigns to publicly traded companies and political candidates. The single segment was identified based on how the Chief Operating Decision Maker, who was determined to be the Chief Executive Officer, manages and evaluates performance and allocates resources.

Recently accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, *Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures*, enhancing segment expense transparency. The update requires public entities to disclose significant segment expenses regularly provided to the chief operating decision maker and extends certain annual segment disclosures to interim periods. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, with interim period application required starting after December 15, 2024, and early adoption permitted.

The Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations for the quarter ended as of December 31, 2024 or on a going forward basis.

The Company has reviewed all the recently issued, but not yet effective, accounting pronouncements and do not believe any of these pronouncements will have a material impact its consolidated financial statements.

F-13

3. Property and equipment

Property and equipment as of December 31, 2024 and 2023, are summarized as follows:

	December 31,	December 31,
	2024	2023
Computer equipment	$71,335	$69,200
Computer server	22,551	19,751
Mining equipment	54,325	54,325
	148,211	143,276
Less: Accumulated depreciation	(81,857)	(53,732)
Property and equipment - net	$66,354	$89,544

For the years ended December 31, 2024 and 2023, the Company recorded $28,125 and $20,960 in depreciation expense, respectively.

During the year ended December 31, 2023, the Company sold mining equipment for $20,678. As a result of the sale, the Company recorded a gain on sale of fixed assets in the amount of $20,176.

4. Intangible assets

Intangible assets consisted of the following at December 31, 2024 and 2023:

	December 31,	December 31,
	2024	2023
Software development costs	$127,991	$39,308
	127,991	39,308
Less: Accumulated amortization	-	-
Intangible assets - net	$127,991	$39,308

The Company has incurred costs for software development. The software reached technological feasibility on May 23, 2023. As such the Company capitalized $39,308 in software development costs for the year ended December 31, 2023 and an additional $88,683 in costs during the year ended December 31, 2024. The Company will begin amortizing the asset once it reaches the stage of intended-use.

F-14

5. Convertible notes payable

The following table details the Company’s convertible notes payable as of December 31, 2024 and 2023, respectively:

						Principal Balance as of
Ref No.		Date of Note	Original Principal		Interest	December 31,	December 31,
		Issuance	Balance	Maturity Date	Rate %	2024	2023
1	*/***	6/16/2021	$20,000	12/16/2021	10	$20,000	$20,000
2	*/***	6/17/2021	50,000	12/17/2021	10	50,000	50,000
3	*/***	6/18/2021	50,000	12/18/2021	10	50,000	50,000
4	*/***	7/2/2021	16,000	1/2/2022	10	16,000	16,000
5	*/***	8/4/2021	7,000	2/4/2022	10	7,000	7,000
6	*/***	8/16/2021	54,360	2/16/2022	10	54,360	54,360
7	*/***	9/10/2021	54,360	3/10/2022	10	54,360	54,360
8	*/***	10/18/2021	54,360	4/18/2022	10	54,360	54,360
9	*/***	6/30/2023	25,000	12/30/2023	10	25,000	25,000
10	**	9/28/2023	80,000	3/28/2024	6	80,000	80,000
11	**	9/29/2023	80,000	3/29/2024	6	80,000	80,000
12	**	10/1/2023	10,000	3/31/2024	6	10,000	10,000
13	*	10/13/2023	19,750	3/28/2024	10	19,750	19,750
12	**	8/7/2024	30,000	2/7/2025	6	30,000	-
13	**	8/26/2024	30,000	2/26/2025	6	30,000	-
14	**	10/29/2024	7,000	4/29/2025	6	7,000	-
15	**	11/27/2024	25,000	5/27/2025	6	25,000	-
16	**	12/2/2024	25,000	6/2/2025	6	25,000	-
17	**	12/9/2024	25,000	6/9/2025	6	25,000	-
18	**	12/18/2024	18,505	3/28/2024	10	18,505	-
		Total				$681,335	$520,830
		Total Current				$681,335	$520,830
		Total Long Term				$-	$-
		Less unamortized discount				$-	$(6,467)
		Carrying value				$681,335	$514,363

*The conversion price is the average closing bid price for the 10 trading days prior to the conversion date multiplied by 80%, not to exceed $0.01.

**The conversion price is fixed at $0.01 per share.

*** In default as of December 31, 2024.

F-15

Accounting considerations for notes with variable conversion prices

The Company evaluated the notes under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The material embedded derivative features consisted of the embedded conversion option. The conversion option bears risk of equity which were not clearly and closely related to the host debt agreement and required bifurcation. Current accounting principles that are also provided in ASC 815 do not permit an issuer to account separately for individual derivative terms and features that require bifurcation and liability classification.

Rather, such terms and features must be and were bundled together and fair valued as a single, compound embedded derivative.

Accounting considerations for notes with fixed conversion prices

The Company evaluated the notes under ASC 815. ASC 815 generally requires the analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. There were no embedded instruments which required bifurcation.

6. Derivative liabilities

Embedded derivatives

The Company’s convertible promissory notes gave rise to derivative financial instruments. The notes embodied certain terms and conditions that were not clearly and closely related to the host debt agreement in terms of economic risks and characteristics. These terms and features consist of the embedded conversion option.

The following tables summarize the components of the Company’s derivative liabilities and linked common shares as of December 31, 2024 and 2023 and the amounts that were reflected in income related to derivatives for the period ended:

	December 31, 2024
The financings giving rise to derivative financial instruments	Indexed Shares	Fair Values
Embedded derivatives	35,592,281	$158,055
Total	35,592,281	$158,055

	December 31, 2023
The financings giving rise to derivative financial instruments	Indexed Shares	Fair Values
Embedded derivatives	45,221,645	$149,182
Total	45,221,645	$149,182

F-16

The following table summarizes the effects on the Company’s gain (loss) associated with changes in the fair values of the derivative financial instruments by type of financing for the years ended December 31, 2024 and 2023:

	For the Years Ended
	December 31, 2024	December 31, 2023
Embedded derivatives	$(8,873)	$38,759
Loss on issuance of derivative	—	—
Total gain (loss)	$(8,873)	$38,759

Current accounting principles that are provided in ASC 815 require derivative financial instruments to be classified in liabilities and carried at fair value with changes recorded in income. The Company has selected the Monte Carlo Simulation Model, which approximates the Monte Carlo Simulations, valuation technique to fair value the embedded derivative because it believes that this technique is reflective of all significant assumption types, and ranges of assumption inputs, that market participants would likely consider in transactions involving embedded derivatives. Such assumptions include, among other inputs, interest risk assumptions, credit risk assumptions and redemption behaviors in addition to traditional inputs for option models such as market trading volatility and risk-free rates. The Binomial Lattice Model technique is a level three valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators. For instruments in which the time to expiration has expired, the Company has utilized the intrinsic value as the fair value. The intrinsic value is the difference between the quoted market price on the valuation date and the applicable conversion price.

Significant inputs and results arising from the Monte Carlo Simulation process are as follows for the embedded derivatives that have been bifurcated from the convertible notes and classified in liabilities:

	Inception Date	December 31, 2023	December 31, 2024
Quoted market price on valuation date	$0.034	$0.012	$0.015
Effective contractual conversion rates	$0.026	$0.009	$0.012
Contractual term to maturity	0.5 Years	0.25 Years	0.25 Years
Market volatility:
Volatility	200.36%-332.78%	200.36%-332.78%	200.36%-332.78%
Risk-adjusted interest rate	10%	10%	10%

The following table reflects the issuances of embedded derivatives and changes in fair value inputs and assumptions related to the embedded derivatives as of December 31, 2024 and 2023.

	Year Ended	Year Ended
	December 31, 2024	December 31, 2023
Balances at beginning of period	$149,182	$161,565
Issuances:
Embedded derivatives	-	26,376
Conversions/extinguishments
Changes in fair value inputs and assumptions reflected in income	8,873	(38,759)
Balances at end of period	$158,055	$149,182

F-17

7. Commitments and contingencies

Legal contingencies

The Company may be subject to legal proceedings from time to time as part of its business activities. As of December 31, 2024, the Company was not subject to any threatened or pending legal actions or claims.

Significant agreements and contracts

None

8. Equity

Preferred Stock

The Company has authorized a total of 10,000,000 shares of preferred stock, par value $0.01 per share. The Company has 1,000,000 shares authorized for Series D Preferred Stock. As of December 31, 2024 and 2023, the Company had issued 713,750 and 603,750 shares of Series D Convertible Preferred Stock, respectively. The Company’s Board of Directors has the authority to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Common Stock

As of December 31, 2024 and 2023, respectively, the Company had authorized 500,000,000 shares of its common stock, par value $0.001 per share. As of December 31, 2024 and 2023, the Company had 211,101,313 shares of common stock issued, and 172,913,813 of common stock outstanding.

Shares to be issued

As of December 31, 2024 and 2023, the Company had 5,376,967 and 5,486,967 in shares to be issued, respectively. The shares to be issued as of December 31, 2024 consist of common stock related to past subscription agreements.

Treasury Stock

In 2021, CSES Group, Inc., which owns all rights, title and interest in Totaligent’s refrigerant technology, was spun out in exchange for the cancellation of an aggregate of 54,422,903 shares of Totaligent Common Stock (the “Cancelled Shares”) held by former Totaligent management and shareholders. These shares were returned to the treasury. During the year ended December 31, 2023, the Company issued 14,062,500 shares from the treasury in connection with the conversion of 11,250 shares of Series D Preferred stock. The shares were valued at $196,875, resulting in an offset to paid in capital in the amount of $196,763.

F-18

9. Income taxes

The Company did not provide any current or deferred US federal income tax provision or benefit for the years ending December 31, 2024 and 2023 as they incurred tax losses during both of these years.

When it is more likely than not, that a tax asset cannot be realized through future income, the Company must record an allowance against any future potential future tax benefit. The Company has provided a full valuation allowance against the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that the Company will not earn income sufficient to realize the deferred tax assets during the carry forward periods.

The Company has not taken a tax position that, if challenged, would have a material effect on the consolidated financial statements for the year ended December 31, 2024 and 2023 as defined under ASC 740, "Accounting for Income Taxes."

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.

The sources and tax effects of the differences for the periods presented are as follows:

	Years Ended
	December 31, 2024	December 31, 2023
U.S. statutory federal income tax rate	21%	21%
State income taxes	5%	5%
Change in valuation allowance	(26%)	(26%)
Effective income tax rate	0%	0%

A reconciliation of the income taxes computed at the statutory rate is as follows:

	Years Ended
	December 31, 2024	December 31, 2023

Tax credit (expense) at statutory rate (26%)	$246,281	$104,564
Increase in valuation allowance	(246,281)	(104,564)
Net deferred income tax asset	$—	$—

At December 31, 2024 and 2023, the significant components of the deferred tax assets are summarized below:

	December 31,	December 31,
	2024	2023

Net operating loss carry-forward	$469,914	$223,633
Valuation allowance	(469,914)	(223,633)
Net deferred tax asset (liability)	$-	$-

As of December 31, 2024 and 2023, the Company had a federal net operating loss carryforward of approximately $1,807,363 and $860,127, respectively. The federal net operating loss carryforwards do not expire but may only be used against taxable income to 80%. No tax benefit has been reported in the consolidated financial statements. The annual offset of this carryforward loss against any future taxable profits may be limited under the provisions of Internal Revenue Code Section 381 upon any future change(s) in control of the Company.

10. Subsequent events

On September 5, 2023, the Company entered into a business development agreement, which included the ability for the business developer to earn 10,000 Series D Convertible Preferred Stock, based upon performance milestones. Due to an administrative error, all 10,000 Series D Convertible Preferred Stock was prematurely recorded, while only 1,000 shares were earned and vested.  On March 12, 2025, the 9,000 unvested Shares which were mistakenly issued in contravention of the terms of the Business Development Agreement were deemed void ab initio, cancelled, and permanently retired, and were removed from the Company’s issued and outstanding capital.

On January 1, 2024, the Company entered into an employment agreement, which included the ability for the employee to earn 100,000 Series D Convertible Preferred Stock, based upon performance milestones. Due to an administrative error, all 100,000 Series D Convertible Preferred Stock was prematurely recorded, while only 10,000 shares were earned and vested.  On March 12, 2025, the 90,000 unvested Shares which were mistakenly issued in contravention of the terms of the Employment Agreement were deemed void ab initio, cancelled, and permanently retired, and were removed from the Company’s issued and outstanding capital.

On February 18, 2025, the Company issued a $30,000 face value convertible note payable at $0.01 per share.

On March 28, 2025, the Company issued two $100,000 face value convertible notes payable at $0.01 per share.

On April 21, 2025, the Company entered into a Limitation of Conversion Agreement with Karolus Maximus Kapital, Inc. to limit its equity ownership to protect the Company’s shareholder structure.

F-19